Exhibit 10.05

EAST PRATT STREET ASSOCIATES LIMITED PARTNERSHIP

Landlord

and

T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation

Tenant

SECOND AMENDED, RESTATED AND CONSOLIDATED
LEASE AGREEMENT

Dated: November 9, 2004

EXHIBITS

The exhibits above have been omitted for purposes of filing this document.

SECOND AMENDED, RESTATED AND CONSOLIDATED LEASE AGREEMENT

100 EAST PRATT STREET
BALTIMORE, MARYLAND

     THIS SECOND AMENDED, RESTATED AND CONSOLIDATED LEASE AGREEMENT (“this Lease”) is made as of the 9th day of November, 2004, by and between EAST PRATT STREET ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”), and T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation (“Tenant”).

RECITALS:

     A. Tenant and Landlord’s predecessor in interest, 100 East Pratt Street Limited Partnership, entered into an Amended, Restated and Consolidated Lease dated May 22, 1997, which has been amended by a First Amendment to Amended, Restated and Consolidated Lease to Premises dated October 16, 1997, a Second Amendment to Amended, Restated and Consolidated Lease to Premises dated July 27, 1998, a Third Amendment to Amended, Restated and Consolidated Lease to Premises dated November 7, 2000, and a Fourth Amendment to Amended, Restated and Consolidated Lease to Premises dated December 4, 2003 (collectively, the “Restated Lease”).

     B. The parties desire to make certain modifications to the Restated Lease and to ease the review and administration of the Restated Lease. Accordingly, Landlord and Tenant desire to amend, restate and consolidate the Restated Lease, as modified, into a single, integrated document and in accordance with the terms and conditions of this Lease.

     C. Landlord is the owner of a twenty-eight (28) story office and retail building (the “Building”) and adjoining multi-level parking garage (the “Garage”) located at 100 East Pratt Street, Baltimore, Maryland, situated on approximately 90,724 square feet of land (the “Land”) (the Building, the Garage, and the Land are hereinafter collectively referred to as the “Project”).

     NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions contained in this Lease, the foregoing Explanatory Statement (which Explanatory Statement shall form an integral part of this Lease and is hereby incorporated by reference), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree to amend, restate, and consolidate the Restated Lease into a single, integrated document as follows:

     1. EFFECTIVE DATE; THE PREMISES.

     1.1 This Lease shall be binding against Landlord and Tenant upon its full execution and delivery by both parties; provided, however, that except as otherwise expressly set forth in this Lease, the terms, conditions, covenants and agreements set forth in this Lease shall not take effect until November 1, 2004 (the “Effective Date”), and, except as such terms and conditions are expressly amended herein and specifically stated to be applicable prior to the Effective Date, all of the terms and conditions of the Restated Lease shall continue to be effective and shall govern the relationship of Landlord and Tenant with respect to Tenant’s lease of portions of the Building prior to the Effective Date. Promptly after the Effective Date, Landlord and Tenant shall execute and deliver a written declaration in the form attached hereto as Exhibit Z.

     1.2 Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and on the terms, conditions, covenants, and agreements herein provided, approximately 376,964 square feet of Rentable Area described in the table set forth below (the “Premises”). The location and configuration of the Premises are outlined in red on Exhibit A attached hereto and made a part hereof.

FLOOR	NET RENTABLE AREA
First Floor of Parking Facility/Retail	3,336 sq. ft. (Northeast Corner of Building) (“Investor Center Space”)
First Floor Lobby Area	3,200 sq. ft. * (“TRP Lobby Area”)
First Floor TRP Mailroom	308 sq. ft. * (“TRP Mailroom”)
2	31,581 sq. ft. *
3	41,439 sq. ft.
4	42,321 sq. ft.
5	42,321 sq. ft.
6	42,321 sq. ft.
7	42,388 sq. ft.
8	42,427 sq. ft.
9	42,539 sq. ft.
10	42,783 sq. ft.
TOTAL	376,964

     *Tenant shall have the right, within six (6) months after the Effective Date, to have its architect confirm the Rentable Area (as defined below) of these portions of the Premises and at such time as the exact number of square feet of Rentable Area for such portions of the Premises is ascertained by mutual agreement between Landlord and Tenant (and their respective architects), Landlord and Tenant shall promptly execute and deliver an amendment to this Lease setting forth the exact number of square feet of Rentable Area included in the Premises and any other conforming modifications to this Section 1.2, Section 3 and the Renovation Improvements Allowance and Base Building Improvements Allowance (as such terms are defined below) as may be reasonably requested by either party in connection therewith.

Notwithstanding anything herein to the contrary, (i) the Premises shall not include the TRP Lobby Space until the TRP Lobby Space Delivery Date (as defined below), (ii) Landlord’s delivery of that portion of the Premises contained on the third (3rd) floor of the Building (“3rd Floor Space”) is subject to the relocation of the existing tenant of such space, International Business Machines, Incorporated (“3rd Floor Tenant”) as set forth below in this paragraph, and (iii) Landlord’s delivery of the TRP Mailroom is subject to the consent of the United States Postal Service (which consent Landlord shall pursue with commercially reasonable diligence), and if such consent is not obtained prior to the Effective Date the TRP Mailroom shall be eliminated from the Premises and the parties shall promptly execute and deliver an amendment to this Lease reflecting that the TRP Mailroom shall not be part of the Premises (including conforming modifications to Section 1.2, Section 3 and the Renovation Improvements Allowance and Base Building Improvements Allowance as may be reasonably requested by either party in connection therewith). Landlord shall use commercially reasonable efforts to cause the 3rd Floor Tenant to be relocated from, or to surrender, the 3rd Floor Space prior to the Effective Date; provided, however, that if Landlord is unable, despite its commercially reasonable efforts, to deliver the 3rd Floor Space to Tenant on the Effective Date, Landlord shall not be in default of this Lease, and in such event the 3rd Floor Abatement Period (as defined in Section 3.1 below) shall be extended by one (1) day for each day after the Effective Date that the 3rd Floor Space is delivered to Tenant. Landlord shall deliver the 3rd Floor Space to Tenant in a broom clean condition and otherwise in its then current “AS IS, WHERE IS, WITH ALL FAULTS” condition promptly after the relocation of, or surrender by, the 3rd Floor Tenant.

     1.3 The lease of the Premises includes the right, together with other tenants of the Building and members of the public, to use the common and public areas of the Building subject to the rules and regulations promulgated by Landlord hereunder, but includes no other rights not specifically set forth herein. The lease of the Premises also is subject to any covenants, conditions, and restrictions of record listed on Exhibit BB attached hereto as a part hereof.

     1.4 For purposes of this Lease, the “Rentable Area” of the Premises has been computed in accordance with the ANSI/BOMA 1996 standard method of measurement modified to include a 12% common area factor for single-tenant floors (“Method of Measurement”). From and after the date of this Lease, Landlord agrees that all space in the Building shall be measured and leased, as existing leases in the Building expire, using the Method of Measurement. A table illustrating the Rentable Area of each of the floors of the Building calculated using the Method of Measurement is attached hereto as Exhibit C.

     1.5 Landlord shall deliver the TRP Lobby Space to Tenant in its then “AS IS, WHERE IS, WITH ALL FAULTS” condition promptly after the date that the current tenant thereof, Sprint Spectrum, L.P., surrenders such space to Landlord (the “TRP Lobby Delivery Date”), which surrender Landlord anticipates will occur on or around August 31, 2005). If Sprint fails to vacate the TRP Lobby Space on or before August 31, 2005, Landlord shall use commercially reasonable efforts to cause Sprint to promptly vacate the TRP Lobby Space. For the purposes of this Lease, the term “TRP Lobby Rent Commencement Date” means the date that is six (6) months after the TRP Lobby Delivery Date. Promptly after the TRP Lobby Delivery Date, Landlord and Tenant shall execute and deliver an amendment to this Lease setting forth the TRP Lobby Rent Commencement Date and amending the annual base rent schedule set forth in Section 3.1 of this Lease to reflect the addition of the TRP Lobby Space to the Premises.

     1.6 (a) In addition to the Premises, subject to the terms and conditions of this Section 1.6, during the Lease Term Tenant shall have the exclusive use of the following areas of the Building at no additional charge to Tenant:

               (i) Two (2) parking spaces located in the Garage as shown on Exhibit D attached hereto and incorporated herein (the “Existing Equipment Space”). As of the date of this Lease, Tenant’s existing HVAC unit, emergency generator, fuel storage tanks, switchgear and related equipment (“Existing Equipment”) are located in the Existing Equipment Space. In addition to the Existing Equipment Space, Tenant shall have three (3) additional locations in the Project to be mutually identified and reasonably agreed to by Landlord and Tenant (together with the Existing Equipment Space, collectively the “Equipment Space”) for the installation, maintenance and operation by Tenant of such additional fuel tanks, switchgear, emergency generators and HVAC equipment reasonably deemed necessary by Tenant for its use of the Premises and approved by Landlord in accordance with this Section 1.6 (together with the Existing Equipment and any other improvements and equipment installed by Tenant in the Exclusive Use Space [as defined below] in accordance with the terms and conditions of this Section 1.6, collectively the “Tenant Equipment”).

               (ii) Dedicated riser space at locations in the service core with uninterrupted vertical runs from the basement of the Building through the mechanical room on the eleventh (11th) floor of the Building (the “Riser Space”), the location of which Riser Space is more particularly shown on Exhibit G attached hereto and incorporated herein.

               (iii) [INTENTIONALLY DELETED]

               (iv) Subject to the terms and conditions of subsection (n) below, roof space on the low-rise roof or the high-rise roof of the Building for the installation, maintenance and repair of Tenant’s communications equipment (“Roof Space”), the location of which shall be mutually agreeable to Landlord and Tenant in the exercise of each party’s reasonable discretion.

               (v) Subject to the rights of other tenants of the Building, such additional vertical and horizontal conduit and piping locations in the low rise portion of the Building not specifically identified in this Lease but reasonably necessary to support Tenant’s future technology infrastructure in locations to be identified by Tenant and approved by Landlord in the exercise of the parties’ reasonable discretion (the “Additional Conduit Space”); provided, however, that Tenant shall have no right to use or occupy space in the risers, piping and conduits located in the tower portion of the Building unless Tenant is leasing and occupying a portion of the tower portion of the Building, and in such event Tenant shall only be entitled to use or occupy a proportionate amount of the space in the risers, piping or conduits located in the tower portion of the Building based on the proportion of Rentable Area leased by Tenant in the tower portion of the Building to the aggregate Rentable Area of office space in the tower portion of the Building.

          (b) Subject to the terms and conditions of this Section 1.6, Tenant hereby accepts, or will accept, as applicable, the Equipment Space, Riser Space, Roof Space and Additional Conduit Space (collectively the “Exclusive Use Space”) in their “AS IS, WITH ALL FAULTS” condition. Except as otherwise expressly set forth in this Lease, Landlord shall have no obligation to install any improvements or make any alterations or modifications to, on or about the Exclusive Use Space.

          (c) This Section 1.6 is for the lease of the Exclusive Use Space only. Except as otherwise expressly set forth herein, Landlord shall have no obligation to provide electrical, cleaning or other utilities or services to the Exclusive Use Space. At its sole cost and expense, Tenant (a) shall pay for all lighting, bulbs, tubes, ballasts, and starters required for the Exclusive Use Space, and (ii) may request Landlord to provide electrical and cleaning services to the Exclusive Use Space.

          (d) If Tenant is in default under this Section 1.6 with respect to all or any portion of the Exclusive Use Space and fails to cure such default within thirty (30) days after written notice by Landlord to Tenant, Landlord may, but shall not be obligated to, cure the default and charge to Tenant as Additional Rent the costs associated with such cure (and interest shall accrue on such costs at the Interest Rate from the date Landlord incurs such costs) and Tenant hereby releases Landlord from, and agrees that Tenant shall be liable for, any damage or injury caused, created or arising out of Landlord’s curative action regardless of whether caused by the act or omission of Landlord or its agents, contractors or employees. Notwithstanding the foregoing, if Tenant is in default under this Section 1.6 twice in any one calendar year and Tenant fails to cure its second default within thirty (30) days after notice from Landlord, at Landlord’s option, Landlord may cancel Tenant’s rights with respect to such Exclusive Use Space under this Section 1.6 by written notice to Tenant (and such cancellation shall be effective upon delivery of such written notice). In such event, Landlord shall have all rights and remedies available to it at law or in equity with respect to such uncured default.

          (e) Landlord, its agents, contractors and employees, shall not be liable for loss or damage to any personal property, including, but not limited to, Tenant’s Equipment, in, on or about the Exclusive Use Space, caused by fire, theft, explosion, strikes, riots, or by any other cause, and Tenant hereby (i) waives any claim against Landlord in respect thereto, and (ii) agrees to indemnify, defend and hold Landlord harmless against all claims for any loss or damage to any such personal property from any cause whatsoever, regardless of whether caused by the act or omission of Landlord or its agents, contractors or employees, except to the extent caused by the negligence of Landlord or its employees, agents or contractors. The relationship between Landlord and Tenant constitutes an agreement to use the Exclusive Use Space subject to the terms and conditions herein only, and that neither such relationship nor the storage of any such personal property in the Building, including the Exclusive Use Space, shall constitute a bailment or create the relationship of bailor and bailee. Tenant bears the sole risk of loss with respect to the any of its property or equipment located in the Exclusive Use Space from any cause whatsoever, including, but not limited to, damage caused by motor vehicles in the Garage, theft or vandalism, except to the extent caused by the negligence of Landlord or its employees, agents or contractors.

          (f) Unless Landlord or Tenant terminates this Lease in accordance with the terms and conditions of Section 17 as a result of such fire or other casualty, if all or any portion of the Exclusive Use Space shall be damaged by fire or other casualty that renders it unusable by Tenant, Landlord will cause the Exclusive Use Space to be repaired and restored with due diligence in accordance with the terms and conditions set forth in Section 17 with respect to Landlord’s obligation to repair and restore of the Building.

          (g) If any portion of the Exclusive Use Space is taken by eminent domain proceedings, then on written notice to the other, either party may terminate this Section 1.6 with respect to such space.

          (h) Tenant shall comply with all Legal Requirements (as defined below) governing the use and occupation of the Exclusive Use Space. Tenant shall not suffer any waste, damage, disfigurement, or injury to the Exclusive Use Space or any other part of the Building, and Tenant shall not use, store or generate in the Exclusive Use Space any Hazardous Materials (as defined below) except that Tenant may use and store such Hazardous Materials in such quantities that are necessary for the operation of the Tenant Equipment so long as such use and storage is in strict compliance with all Legal Requirements and the terms and conditions of Sections 6.3 and 13 of this Lease.

          (i) Landlord reserves the following rights, exercisable with commercially reasonable notice to Tenant (which may be oral or by fax), without liability to Tenant, and Tenant hereby waives any claims of an eviction, constructive or actual, or of disturbance of or interference with Tenant’s use or possession of the Exclusive Use Space, or for setoff or abatement hereunder, in each case by reason of Landlord’s exercise of these rights:

               (i) To make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about all or any part of the Building, or any part thereof, and for such purposes to enter the Exclusive Use Space and, during the continuation of any such work, to temporarily close doors, entryways, public spaces, and corridors in the Building and to interrupt or temporarily suspend services and facilities, yet Landlord shall reasonably cooperate with Tenant so as to avoid to the extent reasonably practical adverse effect on Tenant’s need for the Exclusive Use Space.

               (ii) To enter the Exclusive Use Space in a lawful manner for any lawful purpose.

               (iii) Tenant shall perform, observe, and comply with the Rules and Regulations of the Building that form a part of this Lease, to the extent they may affect the use or occupation of the Exclusive Use Space, as such Rules and Regulations may be amended from time to time by Landlord in accordance with this Lease.

               (iv) Except as expressly provided in this Section 1.6, Tenant shall make no alterations, modifications or improvements to the Exclusive Use Space without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

               (v) The subordination of this Section 1.6 and rights of Tenant granted herein to the lien, operation and effect of any mortgages, deeds of trust, or ground leases now or hereafter placed against the Building shall be governed by the provisions of Section 21 (Subordination). Tenant shall execute and deliver a certificate in respect to this Section 1.6 similar to the certificates required by Section 25.4 of this Lease at any time any certificate under such section is required.

          (j) Tenant shall, at its sole cost and expense, install the Tenant Equipment in accordance with plans and specifications approved by Landlord (in the exercise of its reasonable discretion). The installation of the Tenant Equipment shall be subject to all of the provisions of this Lease, including, but not limited to, Section 9 (Alterations). Without limiting the foregoing, Landlord shall have the right to review and approve all plans for the installation of any fuel tanks or generator equipment in the Equipment Space, which approval shall not be unreasonably withheld or delayed. The Tenant Equipment shall remain in the Exclusive Use Space on the expiration or earlier termination of this Lease, except (i) if Landlord requests its removal in accordance with Section 9.3 of this Lease, or (ii) as otherwise expressly set forth in Section 9.4(d) of this Lease. Notwithstanding the foregoing, during the Lease Term, Tenant shall retain all right, title, and interest in and to the Tenant Equipment and the product contained therein, and Landlord hereby disclaims any right, title, or interest in and to the Tenant Equipment during the Lease Term. Tenant shall deliver the Equipment Space to Landlord on the expiration or earlier termination of this Lease in the condition required by Section 9 (Tenant Alterations) of this Lease. Without limiting Tenant’s other obligations under this Lease, Tenant shall, at its sole cost and expense, install, maintain, and repair the Tenant Equipment in a good and workmanlike manner and keep such equipment in good order and operating condition. Tenant shall appropriately mark or tag all Tenant Equipment, including, but not limited to, Tenant’s cabling, as reasonably required by Landlord to identify the owner or user thereof. If any Tenant Equipment is installed without Landlord’s prior written approval or without such appropriate identification, and Tenant fails to remove it within thirty (30) days after written notice from Landlord to do so, then Landlord shall have the right to remove and correct such Tenant Equipment and restore the Equipment Space to its condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. Tenant shall coordinate any access to the Equipment Space with Landlord’s property manager for the Building.

          (k) Tenant hereby acknowledges and agrees that (i) Tenant assumes all liabilities and risks in connection with the quality of the air that is introduced or delivered to the Premises by all or any part of the Tenant Equipment, (ii) Landlord shall have no responsibility or liability to Tenant for the quality of the air introduced or delivered to the Premises by all or any part of the Tenant Equipment and Tenant hereby releases and discharges Landlord from all such responsibility and liability and any claims relating thereto, and (iii) Landlord has made no representations or warranties as to the sufficiency or adequacy of the location of the Exclusive Use Space for the installation, operation or use of the Tenant Equipment therein or as to the quality of the air that can be introduced or delivered to the Premises by all or any part of the Tenant Equipment. Tenant, at its sole cost and expense, shall immediately take all necessary actions to prevent the Tenant Equipment from causing any adverse effects to the air quality of the Building. Tenant shall not test any generators installed by Tenant in the Exclusive Use Space except at times expressly authorized by Landlord in writing.

          (l) The provisions of Sections 13 (Insurance) and 15 (Liability of Landlord) shall apply with full force and effect to the lease by Tenant of the Exclusive Use Space, to the end and effect that the Exclusive Use Space be considered an integral part of the Premises for purposes of the provisions of Sections 13 (Insurance) and 15 (Liability of Landlord). Tenant agrees that, in addition to any indemnification provided to Landlord in this Lease, Tenant shall indemnify and shall hold Landlord, Boston Properties Limited Partnership, Boston Properties, Inc., Landlord’s lender, Landlord’s managing agent, and their employees, shareholders, partners, officers and directors, harmless from and against all costs, damages, claims, liabilities and expenses (including attorneys’ fees and any costs of litigation) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from Tenant’s use of the Equipment Space or Tenant Equipment. Tenant shall be liable to Landlord for any actual damages suffered by Landlord or any other tenant or occupant of the Building for any cessation or shortages of electrical power or any other systems failure arising from Tenant’s use of the Equipment Space or Tenant Equipment.

          (m) Whenever either party exercises a right granted in this Section 1.6 to terminate or cancel this Section 1.6, or this Section 1.6 is terminated or expires in accordance with its terms, such cancellation, termination, or expiration shall in no way affect the validity and status of the balance of this Lease, which balance shall remain in full force and effect without change.

          (n) Subject to the satisfaction, in Landlord’s reasonable judgment, of all of the conditions set forth in this subsection (n), Tenant may, at its sole cost and expense, install and once installed shall maintain on the roof of the Building in the Rooftop Space for use in connection with Tenant’s business in the Premises, reasonably appropriate rooftop equipment (the “Rooftop Equipment”). Notwithstanding anything in this Section 1.6 to the contrary, Tenant shall not be permitted to install the Rooftop Equipment unless (i) the Rooftop Equipment conforms to the specifications and requirements set forth in drawings and specifications prepared at Tenant’s expense by a licensed professional reasonably approved by Landlord (the “Rooftop Equipment Drawings”), which Rooftop Equipment Drawings shall be subject to the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed), (ii) Landlord approves, which approval shall not be unreasonably withheld, conditioned, or delayed, the size, capacity, power, location, and proposed placement of the Rooftop Equipment, and (iii) Tenant obtains and provides copies to Landlord of all necessary governmental permits and approvals, including, but not limited to, special exception permits, if applicable, for the installation of the Rooftop Equipment in the Rooftop Space. Tenant shall, if directed by Landlord, cause the Rooftop Equipment to be painted in a non-metallic paint selected by Landlord at Tenant’s cost. No promotional or advertising matter or signage shall be attached to, painted, or displayed on the Rooftop Space or the Rooftop Equipment, other than standard logos or identifications placed on such equipment in a modest and customary manner that is not visible from the ground. If the installation of the Rooftop Equipment would penetrate the roof of the Building, then Tenant shall not be permitted to install the Rooftop Equipment unless Tenant warrants and guaranties the roof to the extent that Landlord will lose or forfeit its existing roof warranty or guaranty and unless Landlord approves, in writing, any such adverse effect to the Building’s structure or service systems or any such structural alteration, which approval may be granted or withheld by Landlord in its sole and absolute subjective discretion. The Rooftop Equipment shall be installed by a contractor reasonably acceptable to both Landlord and Tenant and thereafter shall be properly maintained by Tenant, all at Tenant’s sole expense. At the expiration or earlier termination of the Lease Term, the Rooftop Equipment shall be removed from the roof of the Building at Tenant’s sole cost and expense and the roof of the Building shall be returned to the condition it was in prior to the installation of the Rooftop Equipment. Tenant shall pay all subscription fees, usage charges, and hook-up and disconnection fees associated with Tenant’s use of the Rooftop Equipment and Landlord shall have no liability therefor. All of the provisions of the Lease, including, without limitation, the insurance, maintenance, repair, release, and indemnification provisions set forth in this Lease shall apply and be applicable to Tenant’s installation, operation, maintenance, replacement and removal of the Rooftop Equipment.

     Landlord shall not grant tenants who execute leases for space in the Building after the date that this Lease is fully executed and delivered the right to install antennas, dishes, or other equipment on the roof of the Building that would, after consultation with Tenant, materially and adversely interfere with the Rooftop Equipment. Tenant recognizes, however, that there are other tenants in the Building who have rights to install antennas, dishes, and other equipment on the roof of the Building. Tenant agrees that until such time as the Rooftop Equipment Drawings are finalized that other tenants in the Building may exercise their rights to install antennas, dishes, and other equipment on the roof of the Building and that the location of the Rooftop Equipment is subject to the actions of such other tenants in the exercise of their rights. Tenant’s use of the roof of the Building is nonexclusive and that Landlord and other tenants in the Building shall have access to the roof of the Building at all times. Landlord retains the right to grant licenses and other use and occupancy rights to other tenants in the Building and to other third parties in Landlord’s sole and absolute subjective discretion. Except as otherwise expressly provided herein, nothing in this subsection (n) shall restrict Landlord’s rights to allow other tenants in the Building to install, use, maintain, repair, operate, repair, replace or remove any antenna, dish, or other equipment on or from the roof of the Building.

     During the Building Hours of Operation (as defined below), except in case of a bona fide emergency such as malfunction, and provided Tenant uses reasonable efforts to notify Landlord (such as by fax or orally), Tenant and its agents and representatives shall be permitted use of and access to the roof of the Building for purposes of examination, maintenance, replacement and repair of the Rooftop Equipment. Tenant shall be solely responsible for the adequacy and safety of the installation and operation of the Rooftop Equipment on the roof of the Building .

     If Landlord contemplates repairs to the roof of the Building that (i) require the temporary removal or relocation of the Rooftop Equipment or (ii) may result in an interruption in Tenant’s telecommunications services, Landlord shall use reasonable efforts to notify Tenant promptly on Landlord’s decision to schedule such work to allow Tenant to make other arrangements for such services, except in the event of an emergency, in which case Landlord shall give Tenant reasonable prior written or oral notice of such work. If such temporary removal or relocation of the Rooftop Equipment is necessary, Landlord shall use its reasonable efforts to provide alternate space to Tenant that is reasonably acceptable to Tenant for temporary Rooftop Equipment. All third party, actual costs of removal, relocation, and re-installation shall be borne by Landlord, as well as any repairs to the roof of the Building and any equipment, machinery or other antennas, dishes, or other items that are physically damaged by Landlord in connection with such removal, relocation, and re-installation of the Rooftop Equipment. Landlord shall not be liable to Tenant for any cessation or interruption of Tenant’s telecommunications services, except to the extent caused by the negligence of Landlord or its employees, agents or contractors; provided, however, that in no event shall Landlord have any liability to Tenant for any claims based on the interruption of or loss to Tenant’s business or for any indirect losses or any consequential damages whatsoever.

     Except as shown on the Rooftop Equipment Drawings, Tenant shall not make any modification to the design, structure, or systems of the Building required in connection with the installation of the Rooftop Equipment without Landlord’s prior written approval of such modification and the plans therefor, which approval may be granted, conditioned, or withheld by Landlord in its sole but reasonable discretion.

     Tenant shall, at its sole cost and expense, secure all necessary permits and approvals from all applicable governmental authorities for the size, placement, operation and installation of the Rooftop Equipment. If Tenant is unable to obtain the necessary approvals and permits from any applicable governmental authority for the Rooftop Equipment, Tenant shall have no remedy, claim, cause of action, or recourse against Landlord, nor shall such failure or inability to obtain any necessary permits or approvals grant Tenant the right to terminate this Lease. Landlord shall cooperate with Tenant in securing all necessary permits and approvals for the Rooftop Equipment; provided, however, that Landlord shall not be obligated to spend any monies in connection with obtaining (or seeking to obtain) such permits and approvals.

     Landlord makes no representations or warranties concurring the suitability of the roof of the Building for the installation operation, maintenance, repair and replacement of the Rooftop Equipment, Tenant has had full opportunity to inspect the roof of the Building with professional consultants of its own choosing, and Tenant acknowledges that it has satisfied itself concerning such matters. Without limiting any other obligations of Tenant set forth in the Lease, Tenant shall, at its sole cost and expense, install, maintain, repair and replace the Rooftop Equipment and keep such equipment in good order and operating condition.

     2. THE TERM.

     2.1 The term of this Lease (the “Lease Term”) shall be for twelve (12) years and eight (8) months, commencing on the Effective Date and ending on June 30, 2017, unless the Lease Term shall be terminated earlier in accordance with the provisions hereof or extended pursuant to the terms and conditions of Rider No. 1 attached hereto as part hereof. The term “Lease Term” shall include any and all renewals and extensions of the term of this Lease.

     2.2 For purposes of this Lease, the term “Lease Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the Effective Date, and each successive twelve (12) month period.

     3. BASE RENT.

     3.1 Commencing on the Effective Date, during each Lease Year of the Lease Term Tenant shall pay to Landlord as annual base rent for the Premises, without set off, deduction or demand, the amounts set forth in the table below in equal monthly installments, due and payable in advance on the first day of each month during the applicable Lease Year:

Lease Year	Annual Base Rent (/ sq. ft.)†	Monthly Installment
1	$7,026,763.20 ($18.80)	$585,563.60
2	$7,202,432.28 ($19.27)	$600,202.69
3	$7,381,839.00 ($19.75)	$615,153.25
4	$7,564,983.36 ($20.24)	$630,415.28
5	$7,755,603.00 ($20.75)	$646,300.25
6	$7,949,960.28 ($21.27)	$662,496.69
7	$8,148,055.20 ($21.80)	$679,004.60
8	$8,353,625.40 ($22.35)	$696,135.45
9	$8,562,933.24 ($22.91)	$713,577.77
10	$8,775,978.72 ($23.48)	$731,331.56
11	$8,996,499.48 ($24.07)	$749,708.29
12	$9,220,757.88 ($24.67)	$768,396.49
13 ††	$9,452,491.56 ($25.29)	$787,707.63

      † Notwithstanding anything in this Lease to the contrary:

     (i) Tenant’s annual base rent payable to Landlord for the 3rd Floor Space shall abate (the “Third Floor Rent Abatement”) for the period from the Effective Date through October 31, 2006 (the “Third Floor Abatement Period”). Subject to Section 1.2, the amount of the Third Floor Rent Abatement shall be an amount equal to the product of (x) the Rentable Area of the 3rd Floor Space (i.e., 41,439 sq. ft.) and (y) the then applicable rate of annual base rent on a square foot basis (e.g., for Lease Year 1, $18.80). The Third Floor Rent Abatement shall be applied on a monthly basis such that during the Third Floor Abatement Period each monthly installment of annual base rent shall be reduced by one-twelfth of the amount of the Third Floor Rent Abatement applicable to the then current Lease Year.

     (ii) Tenant’s annual base rent payable to Landlord for a 26,427 square feet of Rentable Area portion of the Tenant’s Premises located on the 5th Floor of the Building (the “5th Floor Space”) shall abate (the “Fifth Floor Rent Abatement”) for the period from the Effective Date through October 31, 2006, to the end and effect that: (A) in Lease Year 1 an amount equal to $496,827.60 shall be abated (and such abatement shall be applied on a monthly basis such that each monthly installment of annual base rent shall be reduced by $41,402.30), and (B) in Lease Year 2 an amount equal to $509,248.29 shall be abated (and such abatement shall be applied on a monthly basis such that each monthly installment of annual base rent shall be reduced by $42,437.36).

     †† Lease Year 13 is a partial Lease Year consisting of 8 months, except that if this Lease is properly renewed, Lease Year 13 shall be a full Lease Year; provided, however, that the annual base rent payable with respect to that portion of Lease Year 13 occurring during the first renewal term shall be determined in accordance with Rider No. 1 to this Lease.

     3.3 All rent shall be paid to Landlord in legal tender of the United States at East Pratt Street Associates Limited Partnership, c/o Boston Properties, Inc., P.O. Box 3557, Boston, Massachusetts 02441-3557, or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. If Landlord shall at any time accept rent after it shall become due and payable, such acceptance shall not excuse a delay on subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder.

     4. ADDITIONAL RENT.

     4.1 Operating Expenses.

          (a) Commencing on the Effective Date and continuing for the remainder of the 2004 calendar year, and then continuing with each calendar year thereafter during the Lease Term, Tenant shall pay Landlord, as additional rent for the Premises, Tenant’s proportionate share of the Operating Expenses (as defined below) incurred by Landlord in connection with the management and operation of the Building during any calendar year falling entirely or partly within the Lease Term. For purposes of this Section 4, (i) Tenant’s proportionate share of the Operating Expenses, excluding Real Estate Taxes, shall be that percentage that is equal to a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises, from time to time, and the denominator of which is the total number of square feet of Rentable Area in the Building, excluding the number of square feet devoted to parking in the Garage and retail space and storage space in the Building, and (ii) Tenant’s proportionate share of that portion of the Operating Expenses consisting solely of Real Estate Taxes shall be that percentage that is equal to a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the total number of square feet of Rentable Area in the Building, including the number of square feet devoted to retail space and storage space in the Building. The preceding sentences notwithstanding, Tenant’s proportionate share shall proportionately increase if Tenant expands the Premises and shall proportionally decrease if Tenant contracts the Premises as provided in this Lease; however, it is understood that the number comprising the denominator to determine Tenant’s proportionate share of Operating Expenses is subject to change because of changes in the use or configuration of space in the Project or the addition of space to the Project or the deletion of space from the Project or, with respect to Operating Expenses other than Real Estate Taxes, with respect to the amount of space leased by tenants who pay by separate meter for their electrical or separately pay for janitorial, cleaning, or other utilities or services so that Tenant actually pays its fair share of Operating Expenses; provided, however, that any such change in Rentable Area shall be determined in accordance with the standard set forth in Section 1.4 of this Lease. By execution of this Lease, Tenant accepts the basic obligation to pay its proportionate share of Operating Expenses incurred by Landlord. The specific obligations of Tenant for such Operating Expenses shall be governed by the remaining provisions of this Section 4. Notwithstanding anything in this Lease to the contrary, (i) during the Third Floor Abatement Period with respect to the 3rd Floor Space and (ii) from the Effective Date through October 31, 2006 for 26,427 square feet of Rentable Area of the 5th Floor Space, Tenant’s obligation on account of Operating Expenses, including Real Estate Taxes, with respect to the 3rd Floor Space and 26,427 square feet of Rentable Area of the 5th Floor Space shall be abated (i.e., Tenant’s proportionate share of Operating Expense, including Real Estate Taxes, shall be calculated without regard to Tenant’s lease of the 3rd Floor Space and such portion of the 5th Floor Space during such applicable time periods).

          (b) The Operating Expenses shall include the costs and expenses described in subsection (1) below, but shall not include the costs and expenses described in subsection (2) below:

               (1) Included costs and expenses:

                    (i) Gas, water, sewer, electricity and other utility charges (including surcharges) of every type and nature relating to such utilities consumed in the Premises.

                    (ii) Insurance premiums paid by Landlord.

                    (iii) Personnel costs of the Building, including, but not limited to, salaries, wages, fringe benefits and other direct and indirect costs of engineers, superintendents, watchmen, concierge, porters, and any other personnel related to the management, maintenance, repair and operation of the Building.

                    (iv) Costs of service and maintenance contracts, including, but not limited to, chillers, boilers, controls, elevators, mail chute, windows, access systems, the SMS (as defined below), landscaping and snow and ice removal.

                    (v) Except to the extent specifically excluded by subsection (2) below, all other maintenance, supply, and repair expenses incurred in connection with the Building that are deductible by Landlord in accordance with generally accepted accounting principles.

                    (vi) Depreciation (on a straight-line basis) and amortization (over the Approved Period [as defined below]), with interest at Landlord’s cost of financing, or, if the improvement is not financed, at the prime rate reported in The Wall Street Journal on the date of such expenditure, of capital expenditures made by Landlord (A) to reduce energy or other utility costs, or (B) to comply with applicable laws, rules, regulations (including zoning regulations and related requirements), requirements, statutes, ordinances, codes, by-laws, orders and court decisions of the jurisdiction in which the Project is located or the federal government (collectively, the “Legal Requirements”) enacted after the Effective Date (except that Operating Expenses shall include such depreciation and interest with respect to improvements made to comply with Legal Requirements enacted prior to the Effective Date to the extent such depreciation and interest was included within Operating Expenses (as defined in the Restated Lease) under the Restated Lease). For the purposes of this Lease, “Approved Period” means the time period equal to the longest allowable useful life of the improvement permitted under generally accepted accounting principles, except that with respect to an improvement made for the purpose of reducing energy or other utility costs, Landlord may reduce such time period to the number of years that it will take to fully amortize the cost of the capital expenditure if the yearly amortization amount (including interest as aforesaid) is equal to the projected annual savings as reasonably estimated by Landlord.

                    (vii) The reasonable costs of any additional services not provided to the Building at the Lease Commencement Date but thereafter provided by Landlord in the prudent management of the Building.

                    (viii) Real Estate Taxes (as defined below).

                    (ix) Common Area Electricity Charges (as defined below).

                    (x) Common Area Janitorial Charges (as defined below).

                    (xi) Management fees in an amount equal to three percent (3%) of the gross revenues received by Landlord for the office space and retail space in the Building.

                    (xii) Costs of maintaining on-site management or engineering offices for the Building, including, without limitation, the costs of telephone services, office equipment, including upgrades and replacements thereof, and office supplies, but excluding any cost for imputed rent or the initial furnishing of such offices.

                    (xiii) Accounting expenses reasonably incurred by Landlord in calculating Operating Expenses and legal fees and expenses reasonably incurred by Landlord in connection with proceedings undertaken to reduce Operating Expenses.

                    (xiv) The costs and expenses attributable to the operation, management, maintenance and repair of the 12th floor (amenities floor) servicing the Building, including, but not limited to, a commercially reasonable, market rent reasonably determined by Landlord to be attributable to such floor. As of the Effective Date, the parties agree that a commercially reasonable market rent attributable to the 12th floor (amenities floor), on an annual, per square foot basis, is Twenty-Two Dollars ($22.00) per square foot as a stated gross rent (exclusive of Landlord’s costs of insuring the Building and the 12th floor (amenities floor), which costs shall be passed through to Tenant in accordance with this subsection (xiv) as a part of the costs and expenses attributable to the operation, management, maintenance and repair of the 12th floor (amenities floor).

The parties agree that such attributed rent shall increase annually by two and one-half percent (2.5%) on each anniversary of the Effective Date.

                    (xv) Any other reasonable costs and expenses incurred by or on behalf of Landlord in maintaining or operating the Building.

               (2) Excluded costs and expenses:

                    (i) Principal or interest payments on and any other charges paid by Landlord for any mortgages, deeds of trust, or other financing encumbrances.

                    (ii) Rental payments (including percentage rent and any increases in base rent) made under any ground lease, except to the extent such rental payments represent payment of Real Estate Taxes (as defined below).

                    (iii) Leasing commissions payable by Landlord and advertising, marketing and promotional expenditures associated with marketing vacant space or to be vacant space in the Building.

                    (iv) [INTENTIONALLY DELETED]

                    (v) Depreciation and amortization of capital improvements, except to the extent included in subsection (1)(vi) above.

                    (vi) The costs of special services, tenant improvements (including architectural and engineering costs) and concessions, repairs, maintenance items or utilities separately chargeable to, or specifically provided for, individual tenants of the Building, including, without limitation, (A) the cost of preparing any space in the Building for occupancy by any tenant or for altering, renovating, repainting, decorating, planning and designing spaces for any tenant in the Building in connection with the renewal of its lease or costs of preparing or renovating any vacant space for lease in the Building (including permit, license and inspection fees) and (B) costs to operate, manage, maintain and repair the 12th floor (amenities floor) which are specifically reimbursed by users of the 12th floor (amenities floor).

                    (vii) Insurance premiums in excess of those for comparable first class office buildings in the Central Business District of Baltimore City, Maryland, provided, however, that reasonable premiums for any insurance coverage that is required by any institutional lender that is the beneficiary of a mortgage (as defined below) encumbering the Project shall not be excluded by this subsection (2)(vii); provided, however, that any premiums payable by Landlord for terrorism insurance, if required by an institutional lender, shall be deemed reasonable under this subsection 2(vii).

                    (viii) Wages, salaries or other compensation of any offsite employees of Landlord or of Landlord’s manager above the level of regional property manager (and excluding the regional manager if Landlord and its Affiliates [as defined in Section 28.2 below] do not collectively own, in the aggregate, Ten Million (10,000,000) square feet or more of office space in the continental United States of America); provided, however, that Operating Expenses shall include Landlord’s reasonable allocation (based on time spent in connection with the Building) of wages, salaries and other compensation paid to such offsite employees who are assigned part-time to the operation, management, maintenance or repair of the Building in no event, however, shall Landlord allocate more than 100% of the wages, salaries and other compensation for any single employee among the properties being serviced by such employee).

                    (ix) Wages, salaries or other compensation to any officers of Landlord.

                    (x) Expenditures that are reimbursed or compensated by insurance or warranties.

                    (xi) Late charges imposed on delinquent payments of Real Estate Taxes (except to the extent caused by Tenant’s failure to pay timely to Landlord Tenant’s proportionate share of Real Estate Taxes as set forth below).

                    (xii) Landlord’s income taxes.

                    (xiii) Costs associated with extending the maximum life of capital equipment, structural repairs or of correcting defects in initial design or construction.

                    (xiv) Costs associated with the operation of the business of the partnership or entity that constitutes Landlord as the same are distinguished from the cost of the operation, management, maintenance or repair of the Building.

                    (xv) Cost and expenses incurred in detoxification or other clean-up of the Building or Land legally required as the result of the presence or effects of any Hazardous Materials on or about the Building or Land (excluding testing and other reasonable and customary operating expenses such as periodic radon testing, air sampling and mold investigation).

                    (xvi) Subject to the terms and conditions of Section 14.1(b)(i), effective as of the Janitorial Switchover Date (as defined in Section 14.1(b)(i)), costs for providing janitorial and char services to the Project (other than those for Common Area Janitorial Charges (as defined below)).

               (c) As used above, the term “Real Estate Taxes” shall mean (i) all real estate taxes, including, but not limited to, any general and special assessments that are imposed on Landlord or assessed against all or any portion of the Project; (ii) any other present for future taxes or governmental charges that are imposed on Landlord or assessed against all or any portion of the Project, including, but not limited to, any tax levied on or measured by the rents payable by tenants of the Building, which are in the nature of, or in substitution for, real estate taxes; (iii) all taxes that are imposed on Landlord, and that are assessed against the value of any improvements to the Premises made by Tenant or any machinery, equipment, fixtures, or other personal property of

Tenant used therein, (iv) any rental or other charges or fees imposed upon Landlord in connection with the lease or use of any vault space(s); and (v) expenses (including reasonably attorneys’ fees) incurred in reviewing, protesting, negotiating or seeking (whether formally or informally) a reduction or abatement of Real Estate Taxes. Real Estate Taxes shall not include any income taxes, excess profits taxes, excise taxes, franchise taxes, estate taxes, succession taxes and transfer taxes, except to the extent any of such taxes are in the nature of or are in substitution for or recharacterization or replacement of Real Estate Taxes.

               (d) As used above, the term “Common Area Electricity Charges” shall consist of the actual charges for electrical power consumed in the operation of the public and common areas of the Building, as determined by Landlord in its reasonable discretion.

               (e) As used above, the term “Common Area Janitorial Charges” shall mean the charges for janitorial, char and cleaning services and supplies furnished for all public and common areas in the Building.

     4.2 If the average occupancy rate for the Building shall be less than one hundred percent (100%) for any calendar year, or partial calendar year, during the Lease Term, then Operating Expenses which fluctuate in relation to the occupied portion of the Building (“Variable Operating Expenses”) for the relevant calendar year, or partial calendar year, shall be increased by an amount equal to those Variable Operating Expenses that would have been incurred with respect to such calendar year, or partial calendar year, as reasonably determined by Landlord, if the Building had been one hundred percent (100%) occupied during such calendar year or partial calendar year. Notwithstanding the foregoing, in no event shall Landlord pass through to Tenant any Operating Expenses in excess of the actual amount of the Operating Expenses incurred by Landlord. “Variable Operating Expenses” shall include, but shall not be limited to (except as set forth in the following sentence), janitorial, utility and personnel costs, but shall exclude Real Estate Taxes and other expenses not related to tenant occupancy of the Building. Notwithstanding anything in the previous sentence to the contrary, during the period between November 1, 2004 and October 31, 2007, “Variable Operating Expenses” shall only mean janitorial, utility and personnel costs.

     4.3 Prior to the Effective Date for the period from the Effective Date through December 31, 2004, and at the beginning of calendar year 2005 and each calendar year thereafter during the Lease Term, Landlord shall submit to Tenant a statement setting forth Landlord’s reasonable estimate of the amount of the Operating Expenses (other than Real Estate Taxes) that are anticipated to be incurred during such calendar year and the computation of Tenant’s proportionate share thereof. Except as otherwise provided herein, Tenant shall pay to Landlord on the first day of each month following receipt of such statement during such calendar year an amount equal to Tenant’s proportionate share of the Operating Expenses (other than Real Estate Taxes which shall be payable by Tenant pursuant to Section 4.4 below) multiplied by a fraction, the numerator of which is 1, and the denominator of which is the number of months during such calendar year that fall within the Lease Term and follow the date of the foregoing statement. By the later of: (x) May 1 or (y) the last business day of the week in which May 1 occurs, of each calendar year falling entirely or partly within the Lease Term, Landlord shall submit to Tenant: (i) a statement showing the actual amount of Operating Expenses paid or incurred by Landlord during the immediately preceding calendar year, and (ii) the aggregate amount of the estimated payments made by Tenant on account thereof. If the aggregate amount of such estimated payments exceeds Tenant’s actual liability for such expenses, Tenant shall deduct the net overpayment from its next estimated payment or payments on account of Operating Expenses for the then current year, or, in the case of the reconciliation for the calendar year in which the Lease Term expires, Landlord shall pay Tenant the net overpayment (after deducting therefrom any amounts then due from Tenant to Landlord) promptly after determining the amount of such overpayment. If Tenant’s actual liability for such expenses exceeds the estimated payments made by Tenant on account thereof, then Tenant shall promptly pay to Landlord the total amount of such deficiency as additional rent due hereunder.

     4.4 Notwithstanding anything herein to the contrary, Tenant shall pay, as additional rent, its proportionate share of Real Estate Taxes (based on the formula set forth in Section 4.1 above) on a schedule that matches Landlord’s payments of Real Estate Taxes to the taxing authority(ies). Promptly upon Landlord’s receipt of a bill for Real Estate Taxes, Landlord shall forward a copy of the bill along with a statement setting forth a calculation of Tenant’s proportionate share thereof. No later than thirty (30) days after receipt of such bill, Tenant shall pay to Landlord, as additional rent, an amount equal to Tenant’s proportionate share of the Real Estate Taxes as evidenced by such bill. Landlord shall have the right, for a period of twenty-four (24) months after the rendering of any statements (or for a longer period, if reasonably required to ascertain the facts as to any change in Real Estate Taxes), to send corrected statements to Tenant, and any rent adjustments required thereby shall be made within thirty (30) days thereafter. This provision shall survive the expiration or earlier termination of the Lease Term.

     Landlord shall, in its commercially reasonable discretion, diligently and regularly employ legal counsel to contest or appeal assessments of Real Estate Taxes. Tenant’s proportionate share of any net refunds achieved by Landlord (after deducting, to the extent not included in Operating Expenses, all of Landlord’s costs and expenses incurred in connection with achieving such refund, including, without limitation, attorneys’ fees) will be credited to Tenant in cash within thirty (30) days after receipt of a refund by Landlord. Landlord’s obligation to credit Tenant such refund shall survive the expiration or earlier termination of this Lease.

     4.5 If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, the Operating Expenses to be paid by Tenant for such calendar year shall be apportioned by multiplying the amount of Tenant’s proportionate share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is 365.

     4.6 All payments required to be made by Tenant pursuant to this Section 4 shall be paid to Landlord, without setoff or deduction, in the same manner as base rent is payable pursuant to Section 3 hereof.

     4.7 The obligation imposed on Tenant by Section 4.3 hereof to pay for its proportionate share of Operating Expenses described in Section 4.1 hereof for the last calendar year falling entirely or partly within the Lease Term shall survive the expiration or earlier termination of the Lease Term. Similarly, Landlord’s obligation to refund to Tenant the excess, if any, of the amount of Tenant’s estimated payments on account of such Operating Expenses for such last calendar year over Tenant’s actual liability therefor shall survive the expiration or earlier termination of the Lease Term.

     4.8 Notwithstanding anything to the contrary contained in this Lease, for purposes of determining Tenant’s proportionate share of the Operating Expenses during the Lease Term, Operating Expenses for any calendar year shall not include maintenance and repair costs for the line items shown on Exhibit W attached hereto (the “Capped Costs”) in excess of the product of $0.40 multiplied by the number of square feet of Rentable Area in the Premises during such calendar year (as escalated pursuant to the penultimate sentence of this Section 4.8, the “Annual Cap Amount”). If in any calendar year the Capped Costs are more than the Annual Cap Amount applicable to such year, any such overage shall be carried forward to later calendar years allowing Landlord to charge such overage in later years; provided, however, that in no event shall Tenant be liable in any year for any Capped Costs (including any overage amounts from previous years) that exceed the applicable Annual Cap Amount. However, if in any calendar year the Capped Costs are less than the Annual Cap Amount applicable to such year, any such shortage shall be carried forward to later calendar years allowing Landlord to credit such shortage against Capped Costs in later years. Notwithstanding the foregoing or anything to the contrary contained in the Lease, Tenant shall not be liable for any Capped Costs that exceed, in the aggregate, the sum of (i) $6.845, multiplied by 376,964 (i.e., the amount of Rentable Area in the Premises initially leased by Tenant), plus (ii) Capped Costs attributable to any expansion space leased by Tenant (together, the “Aggregate Cap Amount”), during the entire Lease Term. The Aggregate Cap Amount shall be appropriately adjusted in Landlord’s and Tenant’s reasonable judgment to reflect that additional premises (e.g., any First Offer Space, as defined in Rider No. 1 of this Lease) may be leased by Tenant pursuant to the terms of this Lease, the terms of which shall commence after the Effective Date. Commencing on the first (1st) day of the second (2nd) Lease Year, and on the first day of each Lease Year thereafter during the Lease Term, the applicable Annual Cap Amount shall be increased by an amount equal to five percent (5%) of the applicable Annual Cap Amount in effect immediately preceding such date. Attached hereto as Exhibit L is an example showing the implementation of the provisions of this Section 4.8.

     4.9 Notwithstanding anything to the contrary contained in this Lease, if the aggregate Controllable Operating Expenses (as defined below) in any calendar year commencing in 2005 increase by more than six percent (6%), on a cumulative and compounding basis, over the Controllable Operating Expenses payable during the preceding calendar year, then for purposes of determining Tenant’s proportionate share of Operating Expenses for each calendar during the Lease Term, the amount by which the Controllable Operating Expenses increase during each calendar year shall not exceed in any year an amount that such Controllable Operating Expenses would have been if such Controllable Operating Expenses had increased by six percent (6%) during each calendar year of the Lease Term (“Controllable Cap”). If in any calendar year the increase in Controllable Operating Expenses over the Controllable Operating Expenses for the immediately preceding calendar year is less than or greater than the Controllable Cap for such calendar year, any such shortfall or excess shall be carried forward to later calendar years, thereby allowing Landlord to raise the Controllable Cap for such years or apply the excess toward the Controllable Cap for such years, as the case may be (provided that the average increase does not exceed six percent (6%) compounding per year). Tenant’s proportionate share of Operating Expenses shall be calculated after the determination of increases in Controllable Operating Expenses has been made pursuant to this Section 4.9 (subject to Tenant’s obligation to make estimated payments in accordance with Section 4.3 above). For the purposes of this Lease, the term “Controllable Operating Expenses” shall mean those Operating Expenses which are not: (i) Capped Costs, (ii) Real Estate Taxes, (ii) insurance costs, (iv) costs for utilities, (v) janitorial or char services costs, (vi) security costs, (vii) personnel costs or (viii) costs for snow removal.

     4.10 If Tenant desires to review Landlord’s determination of the amounts paid by Tenant to Landlord on account of Operating Expenses during any calendar year falling within the Lease Term, then, (a) a regular employee of Tenant or (b) an independent, certified public accountant designated by Tenant, which shall be hired by Tenant on a non-contingency basis), shall have the right, during regular business hours and after providing ten (10) business days advance written notice to Landlord, to inspect and audit Landlord’s books and records relating to such charges. The audit may cover the prior three (3) years of Operating Expense charges. Landlord’s records relating to maintenance associated with capital equipment shall not be limited by time. Beginning in 2004, Landlord shall collect and have available information that will enable Tenant to verify and measure costs associated with HVAC equipment, electrical equipment, structural maintenance and other items that would be considered capital in nature. If Landlord agrees that such audit shows that the amounts paid by Tenant to Landlord on account of such charges exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to any such charges, Landlord shall promptly refund to Tenant the amount of such excess or the amount of such credit, as the case may be. Similarly, if it is determined that the amounts paid by Tenant to Landlord on account of Operating Expenses were less than the amounts to which Landlord was entitled hereunder, then Tenant shall promptly pay to Landlord, as additional rent hereunder, the amount of such deficiency. Tenant shall (and shall cause its agents to) keep the results of such audit strictly confidential. All costs and expenses of any such audit shall be paid by Tenant, except that if such audit shows that the aggregate amount of Operating Expenses was overstated by Landlord by more than three percent (3%), Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such audit.

     5. [INTENTIONALLY DELETED]

     6. USE OF PREMISES.

     6.1 With respect to (a) that portion of the Premises not including the Investor Center Space, the Premises shall be used and occupied by Tenant solely as office space and for no other use or purpose, and (b) the Investor Center Space, the Premises shall be used and occupied by Tenant solely as an investor center and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance to Landlord or other tenants of the Building. Tenant shall comply with all present and future Legal Requirements concerning the use, occupancy, and condition of the Premises and all machinery, equipment, and furnishings therein, including, but not limited to, the Americans with Disability Act and regulations promulgated from time to time thereunder. It is expressly understood that if any change in the use of the Premises by Tenant, or any alterations to the Premises by Tenant, or any future Legal Requirement requires a new or additional permit from, or approval by, any governmental agency having jurisdiction over the Building, such permit or approval shall be obtained by Tenant on its behalf and at its sole expense. Further, Tenant shall comply with all Legal Requirements that shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises. Tenant shall pay all fines, penalties, and damages that may arise out of or be imposed on Landlord or Tenant because of Tenant’s failure to comply with the provisions of this Lease.

     6.2 Tenant shall pay any business rent or other taxes that are now or hereafter levied on Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, or personal property. If any such taxes are enacted, changed, or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord as additional rent on written demand from Landlord.

     6.3 Tenant shall not cause or permit any Hazardous Materials (as defined below) to be generated, used, released, stored or disposed of in or about the Building, provided that Tenant may use and store in accordance with all Environmental Laws in accordance with all Environmental Laws reasonable quantities of: (a) standard cleaning and office materials as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises, and (b) such materials as are necessary to operate the Tenant Equipment on the terms and conditions set forth in Section 1.6(h). At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. “Hazardous Materials” means (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (c) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or byproduct material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Land or hazardous to health or the environment. “Environmental Law” means any present and future law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety). Notwithstanding the expiration or any termination of this Lease, Tenant shall indemnify and hold Landlord, its employees and agents harmless from and against any damage, injury, loss, liability, charge, demand or claim based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored or disposed of by Tenant or any Invitee in or about the Project, whether before or after Effective Date. Tenant shall give Landlord immediate oral and follow-up written notice of any actual or threatened Environmental Default (as defined below), which Environmental Default Tenant shall cure in accordance with all Environmental Laws and to the satisfaction of Landlord and only after Tenant has obtained Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. An “Environmental Default” means any of the following by Tenant or any Invitee: (i) a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building; or (ii) an environmental condition requiring responsive action; or an emergency environmental condition. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same to Landlord’s satisfaction, to perform, at Tenant’s sole cost and expense, any lawful action necessary to address same. If any lender or governmental agency shall require testing to ascertain whether an Environmental Default is pending or threatened, then Tenant shall pay the reasonable costs therefor as additional rent. Promptly upon request, Tenant shall execute from time to time affidavits, representations and similar documents concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials at or in the Building, the Land or the Premises.

     6.4 During the Lease Term, subject to the rights of existing tenants (i.e., tenants with leases for portions of the Building as of the date of this Lease) as set forth in Exhibit V and provided that Tenant leases and occupies a minimum of 84,000 square feet of Rentable Area in the Building, Landlord shall not lease, grant an occupancy license, or otherwise transfer (collectively “Landlord Transfer”) space in the Building (a) to a Mutual Fund Complex (as defined below) other than Tenant or (b) for a retail center for the sale of financial services and products such as mutual funds and discount brokerage services. For purposes of this paragraph, a “Mutual Fund Complex” means an entity or group of affiliated entities whose primary business is the underwriting or investment management of mutual funds or other investment companies (regardless of whether its registered under the Investment Company Act of 1940) and having a collective net asset value in excess of Ten Billion Dollars ($10,000,000,000) as of the date of the Transfer as reported in The Wall Street Journal or other generally accepted industry source. If any other tenant of the Building uses the premises leased to it in violation of this Section 6, Tenant may notify Landlord in writing of such fact and may request that Landlord enforce the provisions of such lease to prevent such use(s) that violate the provisions of this Section 6.4. Landlord may, at its option, and in the exercise of its sole but reasonable discretion, take reasonable action to enforce the provisions of such lease within thirty (30) days after Landlord’s receipt of the notice from Tenant. If Landlord fails or declines to take such action within such time period, Tenant may, at its expense, bring suit against such tenant in a court of competent jurisdiction to terminate such tenant’s use(s) of its leased premises that violate this Section 6.4. Landlord shall have no obligation to take any such action and Tenant shall have no cause of action against Landlord for Landlord’s failure or refusal to take any such action. This Section 6.4 shall be of no force and effect if, at any time, in Landlord’s reasonable judgment, the enforcement rights granted to Tenant in this section would violate any Legal Requirements applicable to Landlord, Tenant or the Building (or any portion thereof). Tenant shall defend, protect, indemnify and hold Landlord harmless from and against any and all liability, judgments, losses, costs (including, without limitation, attorneys’ fees and court costs), cause of action and damages arising out of or in connection with the enforcement right granted to Tenant pursuant to the provisions of this section. This section will not apply to any lease that has been executed prior to the date of this Lease and any assignment of any such lease or any renewal, expansion, relocation or sublease of any space that is the subject of any such lease.

     7. ASSIGNMENT AND SUBLETTING.

     7.1 (a) Tenant shall not have the right to assign, transfer, mortgage, or otherwise encumber this Lease or its interest herein without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Unless otherwise expressly provided by this Lease, (a) no assignment or transfer of this Lease or the right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) any attempted assignment or transfer by Tenant of this Lease or its interest herein without Landlord’s consent shall, at the option of Landlord, terminate this Lease. However, in the event of such termination, Tenant shall remain liable for all rent and other sums due under this Lease and all damages suffered by Landlord on account of such breach by Tenant.

          (b) Landlord’s consent to an assignment or transfer that results from the merger, consolidation or other corporate reorganization of Tenant, or the sale or transfer of the capital stock, partnership interests, membership interests or other ownership interests of Tenant shall not be required if: (i) Tenant is not in default under any of the terms and provisions of this Lease and (ii) Tenant certifies to Landlord in writing within thirty (30) days after such merger, consolidation, reorganization or sale of stock, partnership interests, membership interests or other ownership interests that: (A) Tenant will be able to satisfy its financial obligations under this Lease and (B) such merger, consolidation, reorganization, or sale of stock, partnership interests, membership interests or other ownership interests is subject to the Lease.

          (c) In the event of any assignment or transfer under Section 7.1(a) or (b) above, Tenant shall remain fully liable as a primary obligor and principal for Tenant’s obligations and responsibilities under this Lease, including, but not limited to, the payment of all rent and other charges required hereunder and the performance of all conditions and obligations to be performed under this Lease.

     7.2 Except as provided below, Tenant shall not have the right to sublease (which term, as used herein, shall include any type of subrental arrangement and any type of license to occupy) all or any part of the Premises without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that it shall not be unreasonable for Landlord to withhold its consent if Tenant is in default hereunder, or if Landlord determines, in its reasonable discretion, that the character of the proposed subtenant or the nature of the activities to be conducted by such proposed subtenant would adversely affect the other tenants of the Building or would impair the reputation of the Building as a first class office building or that the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee (i) is likely to increase the Operating Expenses for the Building beyond that which Landlord now incurs for use of by Tenant unless such subtenant or Tenant agrees to pay for such costs; (ii) is likely to increase the burden on elevators or other Building systems or equipment over the burden before such proposed subletting or assignment; (iii) violates or is likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the

Premises, or (iv) provided that Landlord is a real estate investment trust, the proposed sublease may have an adverse effect on the real estate investment trust qualification tests applicable to Landlord and its affiliates. Landlord shall have a period of ten (10) business days after receipt of Tenant’s written request for Landlord’s approval of a sublease and all information necessary for Landlord to make a determination as set forth herein to grant or deny its approval of a proposed sublease by Tenant. If Landlord fails to respond within the ten (10) business day period therefor, Tenant shall send a second (2nd) written request to Landlord, which request shall include the following legend “THE FAILURE BY LANDLORD TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS REQUEST SHALL MEAN THAT LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE MATTER FOR WHICH APPROVAL IS SOUGHT AS SET FORTH IN THIS REQUEST”, and if Landlord fails to grant or deny its approval within five (5) business days of such second (2nd) request, Landlord’s approval of such sublease shall be deemed granted. Any disapproval by Landlord of a proposed sublease by Tenant shall be accompanied by a written notification from Landlord setting forth the reasons for such disapproval. Furthermore, Tenant shall not have the right to sublease all or any portion of the Premises without first complying with the following:

          (a) Tenant shall give Landlord at least ten (10) business days advance written notice of Tenant’s intention to sublease a portion of the Premises (specifying the portion of the Premises proposed to be sublet), along with sufficient information about the proposed subtenant to enable Landlord to make the determination called for by this Section 7.2.

          (b) Except as set forth in this subsection (b), provided Tenant is not in default under any terms and provisions of this Lease, beyond any applicable notice and cure period, Tenant shall be entitled to retain any profit derived from subletting the Premises or any part thereof. Any net profits received by Tenant in connection with its aggregate subleasing of more than Forty-Two Thousand Five Hundred (42,500) square feet of Rentable Area of the Premises will be shared evenly by Landlord and Tenant on a 50/50 basis after all transaction costs of such sublease(s) are first deducted. Sublease transaction costs may include, but shall not be limited to, downtime, tenant improvement work or allowances, leasing commissions and the cost of any other concessions or expenses required to sublease the applicable space. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment and expenses incurred by Tenant in connection therewith. Tenant may engage any brokerage firm of its choice for the subleasing of the Premises and shall indemnify, defend (with attorneys reasonably acceptable to Landlord) and hold Landlord harmless from and against any commissions or fees payable with respect to any brokers or brokerage firms involved in the subleasing of space in the Premises by Tenant.

     7.3 Notwithstanding the provisions of Section 7.1 and 7.2 hereof to the contrary, if consent to any assignment or subletting is required by the holder of any mortgage encumbering all or any portion of the Project, no assignment of this Lease or sublease of all or any portions of the Premises shall be permitted without the prior written consent of such holder. The grounds for any holder of a mortgage secured by the Project to withhold its consent to a proposed assignment of this Lease or sublease of all or any portion of the Premises shall be limited to those bases specifically enumerated in this Section 7. If such holder fails to grant or deny its consent within seventeen (17) business days after receipt of Tenant’s written request for Landlord’s approval of an assignment or sublease and Landlord’s receipt of all information necessary for Landlord to make a determination as set forth herein to grant or deny its approval of a proposed assignment or sublease by Tenant, then the holder’s approval of such assignment or sublease in that particular instance shall be deemed to have been granted. Landlord agrees to use its reasonable efforts to obtain promptly such required consent to any proposed assignment or subletting.

     7.4 The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from any and all liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, nor shall the collection or acceptance of rent from any assignee, transferee, or subtenant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Landlord’s consent to any assignment or subletting shall not be construed as relieving Tenant from the obligation of complying with the provisions of Sections 7.1 or 7.2 hereof, as applicable, for any subsequent assignment or subletting. For any period during which Tenant is in default hereunder, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each subtenant to pay said rent directly to Landlord. If Landlord consents to an assignment or subleasing in any instance, Tenant shall submit any and all instruments of assignment and sublease to Landlord for Landlord’s prior written approval as to form and substance, which approval shall not be unreasonably withheld, conditioned or delayed, but which instruments shall provide, as an express condition precedent to Landlord’s prior approval, that any subtenant or assignee agree to remain jointly and severally liable to Landlord for all obligations imposed by any such agreement of assignment or sublease. Tenant shall reimburse Landlord for all reasonable, out-of-pocket costs incurred by Landlord in connection with any request by Tenant to sublease all or any portion of the Premises or to assign this Lease, plus an administrative fee of One Thousand and 00/100 Dollars ($1,000.00) per request (whether or not Landlord’s consent thereto is granted).

     7.5 [INTENTIONALLY DELETED]

     7.6 (a) Notwithstanding the above restrictions on subletting and assignments, Landlord’s prior consent shall not be required for any assignment or subletting to an Affiliate of Tenant (as defined below) or a Parent of Tenant (as defined below), provided (i) that any assignee will be able to satisfy its financial obligations under this Lease, (ii) that any assignee shall take subject to this Lease such that the assignee shall be bound by the terms and conditions of this Lease and all of the obligations and liabilities of Tenant under this Lease so long as the applicable assignee has privity of estate with Landlord with respect to this Lease, (iii) that any assignee or subtenant shall conduct a business which qualifies as a permitted use under this Lease, and (iv) that the character of any assignee or subtenant and the nature of its activities on the Premises and in the Building will not adversely affect other tenants in the Building or impair the reputation of the Building as a first class office building. Tenant shall notify Landlord within ten (10) business days after such assignment or sublease and deliver to Landlord a certificate executed by Tenant certifying that, with respect to an assignment, the assignee or the assignment, as the case may be, satisfies clauses (i), (iii) and (iv) of this Section 7.6, or with respect to a sublease, the subtenant or sublease satisfies clauses (iii) and (iv) of this Section 7.6, and (B) with respect to an assignment, evidence reasonably satisfactory to Landlord that clause (ii) of this Section 7.6 has been satisfied (the “Notification Requirements”), and if Tenant fails to satisfy the Notification Requirements within such ten (10) business day period and then further fails to satisfy the Notification Requirements within five (5) business days after Tenant has received from Landlord a written inquiry as to whether an assignment or subletting under this Section 7.6 has occurred or a written demand from Landlord that Tenant comply with the Notification Requirements, Tenant shall pay to Landlord liquidated damages, as additional rent, in an amount equal to One Thousand Dollars ($1,000) per day until Tenant satisfies the Notification Requirements. The parties agree that: (i) at Landlord’s sole option, such failure to satisfy timely the Notification Requirements after the expiration of both the ten (10) business day period after the occurrence of the assignment or subletting and the five (5) business day period after Landlord’s written inquiry or demand shall constitute an immediate default by Tenant with no further grace or cure period and (ii) it would be difficult to ascertain Landlord’s actual damages in connection with Tenant’s failure to timely satisfy the Notification Requirements and such liquidated damages are a reasonable estimate of Landlord’s damages and are not a penalty, and shall be in addition to any other rights or remedies of Landlord under this Lease.

          (b) In the event of any such assignment or subletting pursuant to this Section 7.6, Tenant shall remain fully liable as a primary obligor and principal for Tenant’s obligations and responsibilities under this Lease, including, but not limited to, the payment of all rent and other charges required hereunder and the performance of all conditions and obligations to be performed under this Lease.

          (c) For purposes of this Section 7.6, an “Affiliate of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (i) that Controls (as herein defined) Tenant, (ii) that is under the Control of Tenant through stock ownership or otherwise, or (iii) that is under common Control with Tenant. For the purposes hereof, a “Parent of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (i) that Controls Tenant, or (ii) that owns more than fifty percent (50%) of the issued and outstanding voting securities of Tenant. The terms “Control” or “Controls” as used in this Section 7.6 shall mean the power to directly or indirectly influence the direction, management, or policies of Tenant or such other entity.

     7.7 Tenant represents and warrants to Landlord that Tenant is not a person or entity listed on the Specially Designated Nationals and Blocked Persons List pursuant to the regulations of the Office of Foreign Assets Control (“OFAC Listed Persons”) of the

U.S. Department of Treasury and Tenant agrees that it shall not assign its interest in this Lease or sublease any portion of the Premises to any OFAC Listed Persons as specified in any applicable statute or executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action relating thereto.

     7.8 Notwithstanding anything in this Section 7 to the contrary, if Landlord advises Tenant of any potential adverse effect of any proposed sublease or assignment on the real estate investment trust qualification tests applicable to Landlord and its affiliates, Tenant will exercise its best efforts to structure any such proposed sublease or assignment so that the portion of the excess rents that become payable to Landlord will not have such adverse effect, and if Tenant is unable so to structure any proposed sublease or assignment, then Landlord shall have the right in its sole and absolute discretion to withhold its consent to the proposed sublease or assignment. No part of the rent payable under this Lease shall be based in whole or in part on the income or profits derived from the Premises except for percentage rent based on gross (not net) receipts or sales. If the lender providing financing for all or any portion of the Project succeeds to Landlord’s interests under this Lease and such lender’s counsel advises Landlord that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code or regulations issued thereunder, such lender may elect to amend unilaterally the calculation of rent so that none of the rent payable to such lender under this Lease will constitute unrelated business income but the amendment shall not increase Tenant’s payment obligations or other liability under this Lease or reduce Landlord’s obligations under this Lease. At such lender’s request, Tenant shall execute any document such lender deems necessary to effect such amendment of this Lease. Any sublease of all or any portion of the Premises shall include the foregoing provisions of this Section 7.8.

     8. MAINTENANCE AND REPAIRS.

     8.1 At Tenant’s expense, Tenant will keep and maintain the Premises, all fixtures and equipment located therein, except that if any escalators are installed by Tenant or on Tenant’s behalf in connection with the buildout of the TRP Lobby Space as set forth in Section 9.1 of this Lease (“TRP Escalators”), Landlord, at Tenant’s expense, will maintain the TRP Escalators, in a clean, safe and sanitary condition and make all required repairs thereto. At the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises, broom clean, in the same order and condition in which they are in on the Lease Commencement Date, ordinary wear and tear and unavoidable damage by casualty excepted. Landlord shall install (subject to reimbursement in accordance with Section 4) all replacement tubes for all Building standard fluorescent light fixtures in the Premises. All other bulbs, tubes, and lighting fixtures for the Premises shall be provided and installed by Landlord at Tenant’s cost and expense and as additional rent.

     8.2 Except as otherwise provided as to casualty matters in Section 17 hereof, all injury, breakage, and damage to the Premises and to any other part of the Building caused by any act or omission of Tenant, or of any agent, employee, subtenant, contractor, customer, client, licensee, guest or other invitee of Tenant (each an “Invitee” or collectively, the “Invitees”), shall be repaired by and at the sole expense of Tenant, except that Landlord shall have the right, at its option, to make such repairs and to charge Tenant as additional rent for all costs and expenses incurred in connection therewith. The liability of Tenant for such costs and expenses shall be reduced by the amount of any insurance proceeds received by Landlord on account of such injury, breakage, or damage.

     8.3 Landlord shall keep and maintain the exterior and demising walls, foundations, roof, and common areas that form a part of the Building, and the Building standard mechanical, electrical, HVAC, and plumbing systems, elevators, escalators, windows, pipes and conduits that are provided by Landlord in the operation of the Building or, on a non-exclusive basis, the Premises in clean, safe, sanitary, and operating condition to ensure that the working condition of such items is in accordance with a standard at least equal to the level of quality existing on the Effective Date. All common or public areas of the Project (including, but not limited to, the first floor lobby area and the exterior landscaping) shall be maintained by Landlord in accordance with standards customarily maintained by first class office buildings in the Baltimore, Maryland area. Tenant shall promptly provide Landlord with written notice of any defect or need for repairs in or about the Building of which Tenant is aware; provided, however, Landlord’s obligation to repair hereunder shall not be limited to matters of which it has been given notice by Tenant. Notwithstanding any of the foregoing to the contrary: (a) maintenance and repair of special tenant areas, facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley equipment, or internal staircase(s) which may be installed by or at the request of Tenant, supplemental air-conditioning equipment serving the Premises only and all other furniture, furnishings and equipment of Tenant and, except as otherwise expressly set forth herein, all Alterations, including, but not limited to, Renovation Improvements and Base Building Improvements) shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building structure and systems with respect to maintenance and repair responsibilities; and (b) Landlord shall have no obligation to make any repairs brought about by any act or neglect of Tenant or any Invitee.

     9. TENANT ALTERATIONS.

     9.1 The Premises shall be delivered to and accepted by Tenant in their present “AS-IS, WHERE IS WITH ALL FAULTS” condition except as otherwise expressly set forth in this Lease. Except as otherwise expressly required by this Lease, Landlord shall not make, and is under no obligation to make, any structural or other alterations, decorations, additions, or improvements in or to the Premises or Building.

     As to any space Landlord delivers to Tenant and stated in this Lease as “AS IS WHERE IS, WITH ALL FAULTS” condition Landlord shall correct any latent defects in any such space which were not readily discoverable by Tenant by a non-invasive inspection of the relevant space as of the Effective Date (provided, however, that for any such space that Tenant has occupied prior to the Effective Date, such latent defects must not have been actually discovered by Tenant or been readily discoverable during its occupancy) and for which Landlord is responsible for correction pursuant to the provisions of this Lease.

     9.2 (a) Except as otherwise expressly set forth in this Lease, Tenant will not make or permit anyone to make any alterations, decorations, additions or improvements (hereinafter referred to collectively as “improvements” or “Alterations”), structural or otherwise, in or to the Premises or the Building, without the prior written consent of Landlord which may be granted or withheld in Landlord’s sole and absolute discretion; provided, however, that improvements to the interior of the Premises that (i) are not readily visible to the exterior of the Building or the common and public areas thereof, (ii) are not structural, (iii) do not affect the electrical, mechanical, fire or life safety systems within the Building, and (iv) are otherwise in conformance with all applicable Legal Requirements affecting the Building, shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Decoration work (i.e., work that does not require a permit) that costs less than One Dollar ($1) per square foot of the Rentable Area of the Premises will not require Landlord’s consent, that is, $376,964 based on the current space leased by Tenant.

     (b) Any Alterations made by Tenant shall be made: (i) in a good, workmanlike, first-class and prompt manner and otherwise in accordance with the Landlord’s rules; (ii) using new materials or first class grade materials only; (iii) by a contractor, on days, at times and under the supervision of an architect approved in writing by Landlord; (iv) after coordinating the work schedule and scope with the Building’s property manager to avoid undue interference with the normal operations and use of the Building; (v) in accordance with plans and specifications prepared by an engineer or architect reasonably acceptable to Landlord, which plans and specifications shall be approved in writing by Landlord; (vi) in accordance with all Legal Requirements and Insurance Requirements (as defined below); (vii) after having obtained any required consent of the holder of any mortgage; (viii) after obtaining public liability and worker’s compensation insurance policies approved in writing by Landlord, which policies shall cover every person who will perform any work with respect to such Alteration; and (ix) after Tenant has obtained and delivered to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Premises and the Building from all proposed contractors, subcontractors, laborers and material suppliers for all work, labor and services to be performed and materials to be furnished in connection with Alterations.

     (c) If any lien (or a petition to establish such lien) is filed in connection with any Alteration, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a bond acceptable to Landlord. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. If Tenant shall fail to discharge any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including attorneys’ fees incurred in connection therewith) as additional rent payable with the next monthly installment of annual base rent falling due; it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging such lien. It is understood and agreed that any improvements to the Premises shall be conducted on behalf of Tenant and not on behalf of Landlord, and that Tenant shall be deemed the “owner” of such improvements (and not the agent of Landlord) for purposes of the application of State of Maryland lien laws.

     (d) Except as otherwise set forth in Section 9.4 of this Lease, all Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, and the roof of the Building shall be performed by a contractor or subcontractor approved by Landlord and completed at Tenant’s expense.

     (e) Promptly after the completion of an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built drawings and one (1) AutoCAD computer disc showing such Alteration in place.

     (f) When granting its consent, Landlord may impose any reasonable conditions it deems appropriate, including, without limitation, the approval of plans and specifications, approval of the contractor or other persons who will perform the work, and the obtaining of required permits and specified insurance. It shall be reasonable for Landlord to insist that portions of the Premises visible to the public shall maintain a uniform appearance with the rest of the Building. Landlord’s review and approval of any such plans and specifications and its consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with all applicable Legal Requirements and requirements of the insurers of the Building (“Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to all applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance with all applicable Legal Requirements or Insurance Requirements of such plans, specifications and work.

     (g) Except as otherwise set forth in Section 9.4(b) below, Landlord shall not charge Tenant a construction supervisory fee in connection with any Alterations made by Tenant in the Premises or the Building.

     9.3 Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities, and damages based on or arising, directly or indirectly, by reason of the making of any improvements to the Premises by Tenant, or its contractors, agents, or employees. If any improvements are made without the prior written consent of Landlord, Landlord shall have the right to remove and correct such improvements and restore the Premises to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. All improvements to the Premises or the Building made by either party shall remain on and be surrendered with the Premises as a part thereof at the end of the Lease Term, except that if Tenant is not in default under this Lease, Tenant shall have the right to remove, at its expense, before the expiration of the Lease Term, all movable furniture, furnishings, and equipment installed in the Premises solely at the expense of Tenant. All damage and injury to the Premises or the Building caused by such removal shall be repaired by Tenant at Tenant’s sole expense. If such property of Tenant is not removed by Tenant prior to the expiration or earlier termination of this Lease, the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof.

     9.4 (a) Tenant intends to perform substantial improvements to the Premises in order to renovate them for Tenant’s use during the Lease Term (the “Renovation Improvements”). Tenant’s performance and construction of the Renovation Improvements (“Renovation Improvements Work”) shall be subject to the terms and conditions of this Section 9. In connection with the Renovation Improvements Work, Tenant shall have the right to perform its own construction, subject to Landlord’s prior approval of all architectural, structural and MEP plans and specifications (such approval to be granted or denied in the exercise of Landlord’s sole but reasonable discretion) and Tenant’s proposed list of contractors. Landlord shall have the right to approve, in the exercise of its sole but reasonable discretion, Tenant’s structural and mechanical engineers and structural contractor for any structural work to be performed in connection with the Renovation Improvements Work. Exhibit AA attached hereto as a part hereof contains a list of structural and mechanical engineers and structural contractors that have been pre-approved by Landlord.

     During the performance of the Renovation Improvements Work Landlord and its agents shall have the right to have access to the Premises and to review such construction to confirm that the Renovation Improvements Work is in accordance with plans and specifications approved by Landlord. Tenant will provide Landlord with a complete set of accurate as-built drawings and one (1) AutoCAD computer disc showing the Renovation Improvements in place.

     (b) Subject to the terms and conditions set forth herein, in addition to the Renovation Improvements, Tenant shall also have the right to perform, at Tenant’s sole cost and expense (except as expressly set forth herein), certain alterations or improvements to the Building and Building systems, including, without limitation, the following items (the “Base Building Improvements”):

a.	Lobby modifications to create the dedicated Tenant lobby and associated access and escalators (as generally shown on the drawings attached hereto as Exhibit X).

b.	Security desk and devices to control access to the low-rise portion of the Building.

c.	Elevator cab upgrades and modifications.

d.	Slab cuts, core openings or curtain wall penetrations and associated work for construction of a connecting walkway to Parking Garage on second floor (as generally shown on the diagram/drawings attached hereto as Exhibit Y).

e.	Connecting staircase for floors 7, 8, 9 & 10 and associated slab cuts.

f.	Installation of sky light above connecting stair and associated roof cut.

g.	Toilet Room upgrades and refurbishment.

h.	Slab cuts for vertical riser shafts and conduits.

i.	Structural reinforcements required to handle additional generators.

j.	Convector Cover replacements.

k.	Window blind replacement.

l.	Cell Repeater equipment and any associated work and equipment to facilitate installation and operation of a wireless network (“WiFi”).

m.	Design, engineering and drawings associated with the items a. through l.

Subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed if selected from items a. through m. set forth above), Tenant shall have the right to select which, if any, of the Base Building Improvements it desires to have performed; provided, however, that items c., g., k. and m. (to the extent item m. is required) must be selected and performed in accordance with a construction schedule reasonably acceptable to Landlord and Tenant. Notwithstanding anything herein to the contrary: (i) Landlord shall perform any work related to the installation of the WiFi equipment, which shall be performed at Tenant’s expense (except that, subject to the terms and conditions of this Section 9.4, the Base Building Improvements Allowance may be applied to such expenses), (ii) if any proposed Base Building Improvements not included in the list set forth above are structural in nature or would affect the electrical or mechanical systems within the Building, at Landlord’s option the work for such Base Building Improvements shall be performed by Landlord at Tenant’s expense (except as otherwise expressly set forth herein) (collectively “Landlord Base Building Work”), and (iii) no Base Building Improvements shall be made (including, but not limited to, those listed above) if such Base Building Improvements will adversely impact the structural integrity of the Building (as reasonably determined by Landlord). Any Base Building Improvements proposed by Tenant and not included in the list set forth above shall be subject to Landlord’s approval, which approval may be granted or denied in the exercise of Landlord’s sole but reasonable discretion.

     Except as otherwise expressly set forth herein, to the extent the performance of the Base Building Improvements work that is not Landlord Base Building Work (“Tenant Base Building Work”; collectively with the Landlord Base Building Work, the “Base Building Work”), the performance thereof shall be subject to all of the terms and conditions of this Section 9. In connection with the Tenant Base Building Work, Tenant shall have the right to perform its own construction, subject to Landlord’s prior approval of all architectural, structural and MEP plans and specifications and Tenant’s proposed list of contractors. Landlord shall have the right to approve, in the exercise of its sole but reasonable discretion, Tenant’s structural and mechanical engineers and structural contractor for any structural work to be performed in connection with the Tenant Base Building Work. During the performance of the Tenant Base Building Work, Landlord shall have the right to have access to the construction areas and to review such construction to confirm that the Tenant Base Building Work is in accordance with plans and specifications approved by Landlord. Tenant will provide Landlord with a complete set of accurate as-built drawings and one (1) AutoCAD computer disc showing the Tenant Base Building Work in place. Notwithstanding anything herein to the contrary, Tenant shall pay to Landlord the costs and expenses charged to Landlord for Landlord’s structural contractor and engineer to review the Tenant Base Building Work, including the plans and specifications therefor, which costs and expenses may be funded from the Base Building Improvements Allowance.

     (c) Tenant must coordinate all Renovation Improvements Work and Tenant Base Building Work with the property manager and use commercially reasonable efforts not to disturb the other tenants and other tenants’ use of the Building. In addition, in connection with any Renovation Improvements Work and Tenant Base Building Work, Tenant and its contractors shall comply with Landlord’s Construction Rules and Regulations for the Building attached as Exhibit M hereto and incorporated herein. During the Renovation Improvements Work and Tenant Base Building Work, Tenant and its agents, contractors, and architects shall have the right to use, at no additional cost to Tenant, the low-rise loading docks, freight elevators, and low-rise electrical/mechanical systems rooms provided that the use of such docks, elevators and rooms is reasonably coordinated with the Building’s property manager.

     (d) Any cabling and wiring installed by Tenant after the date of this Lease will be tagged, identified at both ends and, if required by applicable Legal Requirements, removed by Tenant at the end of the Lease Term. Unless required by applicable Legal Requirements, Tenant shall not be required to remove at the expiration or earlier termination of this Lease any of the Renovation Improvements or Base Building Improvements.

     (e) (i) Subject to the terms and conditions of this subsection (e), Landlord shall fund an amount not to exceed Fifteen Million Seventy-Eight Thousand Five Hundred Sixty Dollars ($15,078,560) (the “Renovation Improvements Allowance”),

which amount is equal to Forty Dollars ($40) per square foot of the Premises, towards the performance of the Renovation Improvements Work, including, without limitation, architectural, engineering and design costs; the purchase of materials; and the purchase and installation of signage, cabling, furniture, fixtures and equipment for the Premises and moving expenses (collectively, “Renovation Expenses”). Notwithstanding anything in the previous sentence to the contrary, no more than an amount equal to Three Million Seven Hundred Sixty-Nine Thousand Six Hundred Forty Dollars ($3,769,640), which amount is equal to Ten Dollars ($10) per square foot of the Premises, of the Renovation Improvements Allowance may be used, in the aggregate, for the purchase and installation of signage, cabling, furniture, fixtures and equipment for the Premises, architectural, engineering and design fees and moving expenses. Tenant shall be permitted to contract directly with the service providers, vendors and contractors performing the Renovation Improvements Work or providing materials therefor and to administer the contractor payment process in connection therewith. If Tenant fails to timely pay for any Renovation Expenses, Landlord shall have the right, but not the obligation, to pay such Renovation Expenses on Tenant’s behalf directly to the contractor, materialmen or other party entitled to payment, and to deduct such amount from the Renovation Improvements Allowance (to the extent there are sufficient funds remaining in the Renovation Improvements Allowance to fund such payment), provided, however, that if there are not sufficient funds remaining in the Renovation Improvements Allowance to fund such payment, Landlord may invoice and charge Tenant therefor, and Tenant shall pay to Landlord, as additional rent, the amount of such invoice on demand, together with interest accrued on the unpaid amount, which interest shall accrue at the Interest Rate from the date paid by Landlord until Landlord is reimbursed in full.

          (ii) Landlord shall fund the Renovation Improvements Allowance to Tenant in accordance the following terms and conditions: (A) Tenant shall have the right to make requisition (as defined below) for the payment of any of the Tenant Improvement Allowance only for the period from the Effective Date through April 30, 2010 (the “Renovation Allowance Expiration Date”), (B) Tenant shall provide Landlord with a written requisition for payment, but in no event shall Tenant make more than one (1) such requisition during any ninety (90) day period, and Tenant shall include with such written requisition reasonably detailed invoices approved by Tenant (evidencing the performance of the Renovation Improvements Work or the materials therefor), and (C) with respect to requisitions for payment of the Renovation Improvements Allowance in connection with: (x) physical improvements, Landlord shall have inspected and approved the physical improvements for which Tenant is requesting reimbursement (or Landlord has declined in writing, or failed within ten (10) business days of receipt of Tenant’s reimbursement request, to inspect the physical improvements, which shall be deemed an approval of the physical improvements by Landlord solely for the purposes of payment), or (y) expenses that were not for physical improvements, Landlord shall have confirmed to its reasonable satisfaction that the expenses for which Tenant is requisitioning payment were for Renovation Expenses; provided, however, that Landlord shall fund approved Tenant payment requisitions within ten (10) business days after receipt thereof from Tenant. For the purposes of this subsection (e), a “requisition” shall mean written documentation (including, without limitation, approved invoices from

Tenant’s service provider(s), contractor(s) or vendor(s), written lien waivers from Tenant’s contractor(s), subcontractor(s) or materialmen, and such other documentation as Landlord may reasonably request for the Renovation Improvements Work for which the requisition is being sought) showing in reasonable detail the costs of any of the Renovation Improvements Work performed by, or on behalf of, Tenant which are to be funded from the Renovation Improvements Allowance. Each requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all of the Renovation Expenses covered by previous requisitions have been fully paid by Tenant. In no event shall Landlord be responsible for any costs hereunder for Renovation Expenses that exceed the Renovation Improvements Allowance, it being understood and agreed that Tenant shall be solely responsible for any Renovation Expenses in excess of the Renovation Improvements Allowance.

          (iii) Notwithstanding anything in this Lease to the contrary, to the extent that the Renovation Expenses do not exceed the Renovation Improvements Allowance, Tenant may apply any unfunded portion of the Renovation Improvements Allowance toward the payment of Base Building Expenses (as defined below), the funding of which shall be subject to the terms and conditions of subsection (f)(ii) below.

          (iv) Notwithstanding any contrary provision in this Lease, provided that Tenant is not then in default (beyond any applicable notice and cure period) of any of its obligations under this Lease, Tenant may elect, by providing an irrevocable written notice to Landlord prior to the Renovation Allowance Expiration Date, to have up to One Million Eight Hundred Eighty-Four Thousand Eight Hundred Twenty Dollars ($1,884,820), which amount is equal to Five Dollars ($5) per square foot of the Premises, of the unfunded portion of the Renovation Improvements Allowance (but only to the extent unfunded and excluding any unfunded portion of the Renovation Improvements Allowance that Tenant has previously requisitioned payment for Renovation Expenses or Base Building Expenses in accordance with subsections (ii) and (iii) above) (the “Maximum Renovation Allowance Credit”) to be credited against Tenant’s next monthly installment(s) of annual base rent. If Landlord has not funded any portion of the Renovation Improvements Allowance based on requisitions submitted to it before the Renovation Allowance Expiration Date and as long as Tenant is not then in default (beyond any applicable notice and cure period) of any of its obligations under thus Lease, then the unfunded portion of the Maximum Renovation Allowance Credit (less any amounts credited against annual base rent pursuant to the first sentence of this subsection (iv)) shall be credited against Tenant’s next monthly installment(s) of annual base rent.

     (f) (i) Subject to the terms and conditions of this subsection (f) of this Section 9.4, Landlord shall fund an amount not to exceed Three Million Seven Hundred Sixty-Nine Thousand Six Hundred Forty Dollars ($3,769,640) (the “Base Building Improvements Allowance”), which amount is equal to Ten Dollars ($10) per square foot of the Premises, towards the performance of the Base Building Work, including, without limitation, architectural, engineering and design costs and the purchase of materials (collectively, “Base Building Expenses”). Tenant shall be permitted to contract directly with the service providers, vendors and contractors performing the Tenant Base Building Work or providing materials therefor and to administer the contractor payment process in connection therewith. If Tenant fails to timely pay for any Base Building Expenses, Landlord shall have the right, but not the obligation, to pay such Base Building Expenses on Tenant’s behalf directly to the contractor, materialmen or other party entitled to payment, and to deduct such amount from the Base Building Improvements Allowance (to the extent there are sufficient funds remaining in the Base Building Improvements Allowance to fund such payment), provided, however, that if there are not sufficient funds remaining in the Base Building Improvements Allowance to fund such payment, Landlord may invoice and charge Tenant therefor, and Tenant shall pay to Landlord, as additional rent, the amount of such invoice on demand, together with interest accrued on the unpaid amount, which interest shall accrue at the Interest Rate from the date paid by Landlord until Landlord is reimbursed in full.

          (ii) Landlord shall fund the Base Building Improvements Allowance in accordance the following terms and conditions: (A) Tenant shall have the right to make requisition (as defined below) for the payment of any: (x) of the Base Building Improvements Allowance as it relates solely to Base Building Expenses related to the construction of the TRP Lobby Area only for the period from the Effective Date through October 31, 2008, or (y) of the Base Building Improvements Allowance as it relates to Base Building Expenses other than the construction of the TRP Lobby Area only for the period from the Effective Date through April 30, 2010, (B) Tenant shall provide Landlord with a written requisition for payment, but in no event shall Tenant make more than one (1) such requisition during any ninety (90) day period, and Tenant shall include with such written requisition reasonably detailed invoices approved by Tenant (evidencing the performance of the Base Building Work or the materials therefor and the amount of the applicable Base Building Expenses), (C) with respect to requisitions for payment of the Base Building Improvements Allowance in connection with: (x) physical improvements, Landlord shall have inspected and approved the physical improvements for which Tenant is requesting reimbursement (or Landlord has declined in writing, or failed within ten (10) business days of receipt of Tenant’s reimbursement request, to inspect the physical improvements, which shall be deemed an approval of the physical improvements by Landlord solely for the purposes of payment), or (y) for expenses that were not for physical improvements, Landlord shall have confirmed to its reasonable satisfaction that the expenses for which Tenant is requisitioning payment were for Base Building Expenses, and (D) to the extent any Base Building Expenses are incurred in connection with Landlord Base Building Work, Landlord shall fund such Base Building Expenses and provide Tenant with reasonably detailed invoices evidencing the amount of such expenses. Landlord shall fund approved Tenant payment requisitions within ten (10) business days after receipt thereof from Tenant. For the purposes of this subsection (f), a “requisition” shall mean written documentation (including, without limitation, approved invoices from Tenant’s service provider(s), contractor(s) or vendor(s), written lien waivers from Tenant’s contractor(s), subcontractor(s) or materialmen, and such other documentation as Landlord may reasonably request for the Tenant Base Building Work for which the requisition is being sought) showing in reasonable detail the costs of any of the Tenant Base Building Work performed by, or on behalf of, Tenant that are to be funded from the Base Building Improvements Allowance. Each requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all of the Base Building Expenses covered by previous requisitions have been fully paid by Tenant. In no event shall Landlord be responsible for any costs hereunder for Base Building Expenses that exceed the Base Building Improvements Allowance, it being understood and agreed that Tenant shall be solely responsible for any Base Building Expenses in excess of the Base Building Improvements Allowance. All Tenant Base Building Work shall be performed by contractors approved by Landlord (which approval shall not be unreasonably withheld) and shall be subject to the provisions of this Lease.

          (iii) Notwithstanding anything in this Lease to the contrary, to the extent that the Base Building Expenses do not exceed the Base Building Improvements Allowance, Tenant may apply any unfunded portion of the Base Building Improvements Allowance not in excess of Two Million Eight Hundred Twenty-Seven Thousand Two Hundred Thirty Dollars ($2,827,230), which amount is equal to $7.50 per square foot of the Premises (“Excess Base Building Allowance”), toward the payment of Renovation Expenses, provided that the Excess Base Building Allowance shall be applied to Renovation Expenses for those Renovation Improvements that have the longest depreciable lives. Tenant shall have no right to apply or credit any portion of the Base Building Improvements Allowance or the Excess Base Building Allowance towards the payment of any rent under this Lease.

     (g) Tenant shall not be required to fund its share of the Renovation Expenses or the Base Building Expenses on a pari passu basis, such that Tenant shall have the right to have the Renovation Improvements Allowance and the Base Building Improvements Allowance fully funded by Landlord prior to Tenant funding any Renovation Expenses or Base Building Expenses, as the case may be, incurred in excess of such allowances.

     (h) At any time that any Affiliate (as defined below) of Boston Properties Limited Partnership (“BPLP”), including Landlord at such time that Landlord is an Affiliate of BPLP, owns the Building, BPLP shall guaranty the payment of the Renovation Improvements Allowance and the Base Building Improvements Allowance in accordance with the terms and conditions of this Lease. BPLP has joined in the execution of this Lease solely for the purposes of evidencing its guaranty obligation hereunder (the “BPLP Guaranty”). If at any time an Affiliate of BPLP does not own the Building prior to the earlier to occur of: (i) the Renovation Allowance Expiration Date, or (ii) the full funding of both the Renovation Improvements Allowance and the Base Building Improvements Allowance, then either: (x) the BPLP Guaranty shall be replaced by a letter of credit in form reasonably acceptable to Tenant, from a financial institution reasonably acceptable to Tenant, in an amount equal to the remaining unfunded portions of the Renovation Improvements Allowance and the Base Building Improvements Allowance, or (y) an amount equal to the unfunded portions of the Renovation Improvements Allowance and the Base Building Improvements Allowance shall be placed in escrow by Landlord in accordance with escrow terms reasonably acceptable to Landlord and Tenant. As used in this subsection (h), “Affiliate” means any corporation, limited liability company, association, trust, or partnership (i) that Controls (as herein defined) BPLP, (ii) that is under the Control of BPLP through stock ownership or otherwise, or (iii) that is under common Control with BPLP. The terms “Control”, “Controls” or “Controlled” as used in this subsection (h) means the power to directly or indirectly influence the direction, management, or policies of BPLP or such other entity.

     9.5 Tenant shall utilize the 3rd Floor Space and 26,427 square feet of the 5th Floor Space identified on Exhibit A (collectively, the “Swing Space”) to facilitate a complete renovation of the Premises over a two (2) to three (3) year period. Commencing on the date that this Lease is fully executed and delivered, Tenant may initially refurbish and conduct limited construction within the Swing Space to create so-called “swing space” for the phased construction project in the Premises (“Swing Work”). Notwithstanding anything herein or the Restated Lease to the contrary, (a) the terms and conditions of the Restated Lease shall be applicable to Tenant’s performance of the Swing Work prior to the Effective Date and the terms and conditions of this Lease shall apply to Tenant’s performance of the Swing Work from and after the Effective Date, (b) the Swing Work shall be performed at Tenant’s sole cost and expense, and (c) Tenant shall not be required to pay Landlord any construction supervisory fee in connection with the Swing Work.

     10. SIGNS AND FURNISHINGS.

     10.1 (a) Except as otherwise expressly set forth herein, no sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed, or otherwise displayed on any part of the exterior or the interior of the Building, except on the directories and doors of offices and such other areas as are designated by Landlord, and then only in such place, number, size, color, and style as are approved by Landlord and are in accordance with any applicable Legal Requirements. All of Tenant’s signs that are approved by Landlord shall be installed by Landlord at Tenant’s cost and expense. If any sign, advertisement or notice that has not been approved by Landlord is exhibited or installed by Tenant, Landlord shall have the right to remove the same at Tenant’s expense. Landlord’s acceptance of any name for listing on the Building directory will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment or other occupancy of the Premises. Landlord shall have the right to prohibit any advertisement of or by Tenant which in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a first class office building and, on written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement. Landlord reserves the right to affix, install, and display signs, advertisements, and notices on any part of the exterior or interior of the Building.

     (b) Notwithstanding anything in subsection (a) to the contrary, (i) provided that the Tenant leases and occupies a minimum of 250,000 square feet of Rentable Area in the Building (the “Occupancy Threshold”), Tenant shall have the exclusive right to display its corporate signage/logo on the upper façade of the low-rise portion of the Building or on the roof of the low-rise portion of the Building, in either event in the approximate locations shown on Exhibit N attached hereto as a part hereof (the

“Building Signage”), and (ii) Tenant shall have the right to display: (A) signage on the façade of the Investor Center Space identifying the Investor Center Space as Tenant’s premises (“Investor Center Signage”), and (B) Tenant identification at the exterior main entry door for the Premises (“Main Entry Identification”). The exact location, size, color, style and design of the Building Signage and Investor Center Signage and Main Entry Identification shall be mutually agreed to by Landlord and Tenant in the exercise of the parties’ reasonable discretion; provided, however, that in all events the Building Signage, Investor Center Signage and Main Entry Identification must be consistent with building and façade signage and tenant entry identification for a first class office building in the Central Business District of Baltimore City, Maryland and shall not include any flashing lights or neon illumination, although, subject to Legal Requirements and Landlord’s approval, normal or back lighting may be acceptable. The manufacture and installation of the Building Signage, Investor Center Signage and Main Entry Identification shall be at Tenant’s sole cost and expense (except that payment therefor may be funded out the Renovation Improvements Allowance); provided, however, that Landlord shall have the right, but not the obligation, to perform, or to contract for, the installation of the Building Signage, Investor Center Signage and Main Entry Identification, or any of them, and to supervise such installation. The Building Signage, Investor Center Signage and Main Entry Identification shall be subject to all Legal Requirements, including, without limitation, any necessary approvals by the City of Baltimore. At the expiration or earlier termination of the Lease Term, Tenant shall remove, at Tenant’s sole cost and expense, the Building Signage, Investor Center Signage and Main Entry Identification and shall reimburse Landlord for any costs and expenses incurred by Landlord in repairing or restoring the Building’s façade or rooftop to its condition immediately preceding the installation of the Building Signage, Investor Center Signage and Main Entry Identification. The Building Signage, Investor Center Signage and Main Entry Identification shall be maintained, repaired and replaced by Tenant in a state of good condition and repair (consistent with the appearance of a first class office building in the Central Business District of Baltimore City, Maryland) at Tenant’s sole cost and expense. Subject to the Tenant’s satisfaction of the Occupancy Threshold, during the Lease Term: (i) the name of the Building shall not be changed from “100 East Pratt Street,” unless it is named for Tenant, and (ii) no other tenant of the Building shall be permitted to have facade or roof-top signage on the Building, except that any tenants (existing or future) of the retail portions of the first floor of the Building shall be permitted to have signage located on the façade of the Building.

     Subject to Legal Requirements, if during the Term Landlord makes available to the Building’s office tenants any monument signage located on the exterior of the Building, Landlord shall make such monument signage available to Tenant on substantially the same terms and conditions as it is made available to the other office tenants of the Building, including, but not limited to, the terms and conditions for removing Tenant’s monument signage at the expiration or earlier termination of this Lease.

     Subject to Legal Requirements and Landlord’s approval of such signage, including, without limitation, the location, size, color, style and design thereof, Tenant shall have the right to have prominent signage in the TRP Lobby Space and at the entrances on any floor of the Building in which the Tenant occupies the entire Rentable Area of such floor (collectively “Interior Signage”), provided that all such Interior Signage is: (i) consistent with signage for a first class office building in the Central Business District of Baltimore City, Maryland and (ii) repaired, maintained and replaced by Tenant in a state of good condition and repair at its sole cost and expense. At the expiration or earlier termination of the Lease Term, Tenant shall remove, at Tenant’s sole cost and expense, any Interior Signage and repair any damage to the Building caused by or arising from the installation, existence or removal of the Interior Signage.

     For any floor of the Building that Tenant partially occupies, Tenant shall have the right to install lobby/corridor signage in compliance with the Building’s standards. Tenant may install additional signage inside the Premises without Landlord approval, provided (i) such signage is not visible from the exterior of the Premises, and (ii) at the expiration or earlier termination of the Lease Term, Tenant shall, at Tenant’s sole cost and expense, remove such signage and repair any damage to the Building caused by or arising from the installation, existence or removal of such signage.

     10.2 Landlord shall have the right to prescribe the weight and position of safes and other heavy equipment and fixtures, which, if considered necessary by the Landlord, shall be installed in such manner as Landlord directs to distribute their weight adequately. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into or out of the Premises, or due to the same being in or on the Premises, shall be repaired at the sole cost of Tenant. No furniture, equipment, or other bulky matter of any description will be received into the Building or carried in the elevators except as approved by Landlord, and all such furniture, equipment, and other bulky matter shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator. All moving of furniture, equipment and other materials shall be under the supervision of Landlord, who shall not, however, be responsible for any damage to or charges for moving the same. Tenant agrees to remove promptly from the sidewalks adjacent to the Building any of Tenant’s furniture, equipment, or other material there delivered or deposited.

     11. TENANT’S EQUIPMENT.

     11.1 Tenant will not install or operate in the Premises any electrically operated equipment or machinery that exceeds the allowable load of the Base Building Electrical System (as defined below) or exceeds normal electrical usage without first obtaining the prior written consent of Landlord. Landlord may condition such consent on the payment by Tenant of additional rent in compensation for the excess consumption of electricity, to the extent the Premises are not separately metered for electricity usage, or other utilities and for the cost of any separate metering or sub-metering of any such equipment that is required and the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Landlord shall purchase primary voltage power from the utility company and shall provide transformation and distribution of power to all Building systems and the Premises as described in Exhibit EE attached hereto as a part hereof (“Base Building Electrical System”). Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements, or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system, or electrical system of the Premises or the Building, without first obtaining the prior written consent of Landlord. Business machines and mechanical equipment belonging to Tenant that cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord. For the purposes of this Lease, “normal electrical usage” means the use, for normal general office purposes, of copying machines, personal or desk-top computers and other standard office equipment, but excludes the use of any machine that uses electrical capacity in excess of that provided to the Premises.

     12. INSPECTION BY LANDLORD .

     12.1 Tenant will permit Landlord, or its agents or representatives, to enter the Premises, without charge therefor to Landlord and without diminution of the rent payable by Tenant, to examine, inspect, and protect the Premises and the Building, to make such alterations or repairs as in the sole judgment of Landlord may be deemed necessary, or to exhibit the same to prospective tenants during the last one hundred eighty (180) days of the Lease Term. In connection with any such entry, Landlord shall use commercially reasonable efforts to: (a) provide twenty-four (24) hours prior notice to Tenant (except in the case of an emergency for which Landlord shall provide notice as promptly as practicable), which notice may be provided by fax or orally, and (b) minimize the disruption to Tenant’s use of the Premises.

     13. INSURANCE .

     13.1 Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Premises or the Building, which will in any way increase the rate of fire insurance or other insurance on the Building. If any increase in the rate of fire insurance or other insurance is stated by any insurance company insuring the Building or by the applicable Insurance Rating Bureau to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Tenant shall be liable and pay on demand, as additional rent, the amount of such increase; provided, however, that Tenant may make such payment under protest if Tenant has a reasonable belief that such statement was incorrect and Tenant may thereafter, at is sole cost and expense, protest or dispute such statement.

     13.2 Throughout the Lease Term, Landlord shall insure the Building of which the Premises are a part against loss due to fire and other casualties included in standard “all risk” extended coverage insurance policies in an amount equal to at least 90% of the replacement cost thereof, exclusive of architectural and engineering fees, excavation, footings, and foundations. Such insurance shall also cover the Renovation Improvements constructed in the Premises in amount not to exceed the Renovation Improvements Allowance, but shall not cover: (i) any amount to restore the Renovation Improvements in the Premises in excess of the Renovation Improvements Allowance, or (ii) Tenant’s furniture, fixtures, equipment, or other personal property of Tenant on the Premises to the extent such items were not purchased with the Renovation Improvements Allowance. Throughout the Lease Term, Landlord shall maintain (a) commercial general liability insurance (written on an occurrence basis) covering the common areas of the Building (including, without limitation, contractual liability coverage and broad form property damage) in amounts at least as high as the greater of (x) that required of Tenant under this Lease and (y) that required by Landlord’s lender; (b) worker’s compensation insurance with respect to any employees of Landlord as required by applicable Legal Requirements; (c) business interruption or rent loss insurance; and (d) automobile liability insurance with respect to employees of Landlord, each in amounts not less than that which is customarily maintained by owners of other first class office buildings in downtown Baltimore, Maryland. Landlord shall be entitled to maintain commercially reasonable deductibles in connection with all of its insurance coverages.

     13.3 (a) Throughout the Lease Term, Tenant shall obtain and maintain (1) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease, premises and operations coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, (2) business interruption, extra expense or similar reimbursement insurance, (3) all-risk property insurance, (4) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant, if any), (5) worker’s compensation insurance, (6) employer’s liability insurance and (7) excess/umbrella liability insurance (written on an occurrence basis). Such commercial general liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than Two Million Dollars ($2,000,000) combined single limit per occurrence with a Four Million Dollar ($4,000,000) annual aggregate. Such business interruption, extra expense or similar reimbursement insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Base Rent and Additional Rent then in effect during any Lease Year. Such property insurance shall be in an amount not less than that required to replace all of the Renovation Improvements installed in the Premises at Tenant’s expense (i.e. those that are over and above the Renovation Improvements Allowance), all Alterations and all other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment and personal property not covered by Landlord’s insurance described in Section 13.2). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee. Such excess/umbrella liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than Five Million Dollars ($5,000,000.00) annual aggregate.

     (b) All such insurance shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A- VIII from Best’s Insurance Guide (if Best’s Insurance Guide is discontinued, Landlord shall identify a reasonably equivalent method of rating insurance companies); (2) with the exception of worker’s compensation, name Landlord, the managing agent of the Building, the holder of any mortgage (as defined in Section 21.1), and any other person or entity reasonably designated by Landlord in a written notice provided to Tenant from time to time as additional insureds or loss payees, or both (as applicable), including, but not limited to, naming Boston Properties LLC, Boston Properties Limited Partnership and Boston Properties, Inc.; (3) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss; (4) with the exception of workers’ compensation, provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents, employees, representatives and mortgage holders and all trustees and beneficiaries with respect thereto, in connection with any loss or damage covered by such policy; (5) be acceptable in form and content to Landlord; (6) be primary and noncontributory; (7) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice of such proposed action and (8) not contain any deductible provision unless such provision is first approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance. Tenant shall deliver a certificate of all such insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord not less than thirty (30) days prior to the Lease Commencement Date and at least annually thereafter.

     13.4 Except with respect to workers’ compensation, Landlord and Tenant hereby waive their right of recovery against each other and release each other and the holder of any mortgage from any and all liabilities, claims and losses for which Landlord or Tenant is or may be held liable to the extent either is required to maintain insurance pursuant to this Section 13 or receives insurance proceeds on account thereof. Both parties shall secure waiver of subrogation endorsements from their respective insurance carriers as to the other party.

     14. SERVICES AND UTILITIES; COVENANTS OF LANDLORD .

     14.1 (a) During the Building Hours of Operation (as defined below), Landlord shall furnish to the Premises year-round ventilation and air conditioning and heat during the seasons when they are required, as determined in Landlord’s reasonable judgment; provided, however, that the following performance specifications shall serve as a minimum standard for the heating, air conditioning and heating system serving the Premises (“HVAC System”): the HVAC System shall maintain a uniform (1) indoor temperature of 78 degrees F.D.B. at 50% R.H. + 5% automatic control in summer based on the local 1% outdoor design condition as specified in the latest edition of the “ASHRAE Handbook of Fundamentals” and (2) indoor temperature of 72 degrees F.D.B. at 30% R.H. minimum in winter based on the local 99% outdoor design condition as specified in the latest edition of the “ASHRAE Handbook of Fundamentals.” Whenever heat generating machines or equipment or lighting fixtures other than Building standard lighting fixtures are used in the Premises and affect the temperature otherwise maintained by the Building HVAC system, Landlord may install supplementary air conditioning units in or for the full benefit of the Premises, and the cost of installation, operation, and maintenance thereof shall be paid by Tenant to Landlord as a part of Operating Expenses on demand by Landlord as additional rent.

     The normal hours of operation of the Building will be 7:00 a.m. to 7:00 p.m. on Monday through Friday (except legal holidays), and 8:00 a.m. to 2:00 p.m. on Saturday (except legal holidays) (“Building Hours of Operation”). There will be no Building Hours of Operation on Sundays or legal holidays and Landlord shall not be obligated to maintain or operate the Building at such times except as set forth below or unless special arrangements are made by Tenant. Landlord shall furnish HVAC beyond the Building Hours of Operation, provided that Tenant provides notice requesting such service to Landlord before noon on the business day when such service is required for that evening, and by noon of the preceding business day when such service is required after-hours on Saturday or on Sunday or holidays. Landlord shall furnish this service at “Landlord’s Costs”. For purposes of this Lease, “Landlord’s Costs” means the actual labor and utility costs incurred by Landlord to provide such overtime service, plus an additional surcharge to cover the additional wear and tear on the HVAC system as a result of such overtime service. As of the Effective Date, the current labor and utility cost for such service in the north portion of the Building is as follows: (i) the summer rate is $49.50 per hour per zone, and (ii) the winter rate is $31.50 per hour per zone. As of the Effective Date, the current labor and utility cost for such service in the south portion of the Building is as follows: (i) the summer rate is $29.50 per hour per zone, and (ii) the winter rate is $21.50 per hour per zone. As of the Effective Date, each full floor of the low-rise portion of the Building contains two (2) zones. Tenant acknowledges that the rates set forth above and the configuration of the Building’s zones may change from time to time.

     Landlord’s Costs shall be paid by Tenant or, alternatively, shall be shared proportionately (based on Rentable Area serviced by this overtime HVAC and hours of use requested) between Tenant and other tenants, if any, located in the same HVAC zone who are enjoying the benefit of the service at the same time as Tenant. Landlord shall bill Tenant on or before the last day of the month following the month in which Landlord’s Costs are incurred, and shall submit with its invoice a tabulation of the hours and the dates on which the overtime HVAC was furnished. Tenant shall reimburse Landlord therefor, as additional rent, within thirty (30) days after receipt of the invoice and other data supporting the charges that Tenant may reasonably request.

     (b) (i) Landlord shall also provide reasonably adequate electricity, water, exterior window-cleaning service, as determined in Landlord’s reasonable judgment, and in accordance with standards customarily provided in first class office buildings in the Central Business District of Baltimore City, Maryland. Subject to this subsection (b)(i), Landlord shall provide reasonable char and janitorial service after 6:00 p.m. on Monday through Friday only (excluding legal holidays) in accordance with the standards set forth in Exhibit H attached hereto and incorporated herein. Landlord agrees that, prior to the Janitorial Switchover Date, it will bid out its janitorial and char services contract for the Building on an annual basis to not less than three (3) contractors. Prior to requesting bids from such contractors Landlord will provide Tenant with a list of the proposed contractors and Landlord will reasonably consider any good faith and compelling objections that Tenant has to any of Landlord’s proposed contractors.

     Notwithstanding anything in this Lease to the contrary, subject to the terms and conditions of this subsection (b)(i), Tenant shall have the right to employ its own contractor to furnish janitorial and char service to the Premises, including without limitation, the TRP Lobby Space and the Low-Rise Elevators, in which event (A) Tenant shall pay for such services directly to the janitorial contractor employed by Tenant for such purposes, (B) Tenant’s janitorial contractor, the contract with such janitorial contractor, and such other information (including, without limitation, insurance coverages in amounts reasonably satisfactory to Landlord) regarding such janitorial contractor as reasonably requested by Landlord, shall be subject to Landlord’s prior written approval (not to be unreasonably withheld), and (C) the level and quality of janitorial and char service provided by such janitorial contractor shall be equivalent or superior to standards set forth in Exhibit H attached hereto. If Tenant exercises its right to employ its own contractor to furnish janitorial and char services to the Premises, Tenant shall provide Landlord not less than one hundred (120) days prior written notice of the date such service shall commence (the “Janitorial Switchover Date”). If the Janitorial Switchover Date occurs prior to the scheduled expiration of Landlord’s then current contract for janitorial and char services for the Building and Landlord incurs a termination fee or penalty as a result of Tenant exercising its right to contract for janitorial and char services for the Premises in accordance with this subsection (b)(i), Tenant shall pay to Landlord, on demand and as additional rent, any termination fee or penalty payable by Landlord under its contract; provided, however, that Tenant shall have the right, at its option, to delay the Janitorial Switchover Date to a date that corresponds with the expiration of Landlord’s then current contract or to a date that would not cause Landlord to incur a termination fee or penalty). So as to allow reasonable coordination of a Janitorial Switchover Date, Landlord will refrain from entering into a janitorial service contract in excess of one (1) year, or, instead, shall provide for termination of the janitorial contract as to the Premises after one (1) year, without penalty and exercise such termination at the request of Tenant for purposes of the Janitorial Switchover Date, After the Janitorial Switchover Date, Tenant shall provide a staging area for Tenant’s janitorial service personnel in the Premises and Landlord shall work with Tenant to locate an area for such staging. If, at any time after the Janitorial Switchover Date, Landlord reasonably determines that the level and quality of service provided by Tenant’s janitorial contractor is not at least equivalent to that set forth in Exhibit H attached hereto, then, after Tenant’s failure to cause its contractor to satisfy such standards within thirty (30) days after written notice from Landlord, Landlord shall have the right to cause Tenant to terminate, at Tenant’s cost, its contract with such janitorial contractor, Landlord shall resume providing the janitorial and char services to the Premises in accordance with the standards set forth in Exhibit H and thereafter Section 4.1(b)(2)(xvi) of this Lease shall be null and void. Tenant acknowledges and agrees that if Tenant has exercised its right to contract for janitorial and char services for the Premises as set forth in this subsection (b)(i) that Tenant, and not Landlord, shall be solely responsible for supervising and paying for the services provided by Tenant’s janitorial and char services contractor.

          (ii) Landlord will also provide elevator service; provided, however, that Landlord shall have the right to remove elevators from service as may be required for moving freight, or for servicing and maintaining the elevators or the Building. Landlord shall clean the exterior of the Building’s windows not less than three (3) times per year and clean the interior of the Building’s windows not less than two (2) times per year. At least two (2) elevator cabs shall be available for use by Tenant at all times, except in the event of an emergency or for required testing. The services and utilities required to be furnished by Landlord, other than electricity and water, will be provided only during the Building Hours of Operation, except as otherwise specified herein. Notwithstanding anything herein to the contrary, provided that Tenant is then leasing and occupying at least floors 1 through 9 (inclusive) of the low-rise portion of the Building, Tenant shall have the exclusive use of the low-rise elevator bank (“Low-Rise Elevators”) during the Lease Term; provided, however, that the service elevators within the Low-Rise Elevators may also be utilized by: (i) all Building tenants and cleaning staff only for the purpose of gaining access to the high-rise tower portion of the Building, and (ii) Landlord’s employees and service providers to service the low-rise and high-rise portions of the Building. The Low-Rise Elevators will be controlled by an electronic access system to be installed by Landlord, at Landlord’s expense, pursuant to which Tenant will have the ability to prevent access to its floors, including the ground floor of the Building.

          (iii) At Tenant’s sole cost, Landlord shall maintain and repair the Low-Rise Elevators during the Lease Term, the cost of which shall be payable by Tenant as part of the Operating Expenses, except, at Tenant’s election pursuant to Section 14.1(b)(i), Tenant may perform, at its cost, the janitorial cleaning of the Low-Rise Elevators (if Tenant only occupies the low-rise portion of the Building). So long as Tenant only occupies space served by the Low-Rise Elevators, Tenant shall not be responsible for costs relating to the maintenance, operation and repair of the High-Rise Elevators. If Tenant exercises Tenant’s contraction option, or otherwise leases less than all of the space served by the Low-Rise Elevators, Landlord shall allocate on a pro-rated basis costs relating to the operation, maintenance and repair of the Low-Rise Elevators.

     (c) Tenant shall pay all direct electricity costs by separate metering or submetering for all electricity provided in the Premises and Tenant’s proportionate share of the cost of operation of the Building systems. Subject to applicable Legal Requirements, Tenant will have the right to install at its own cost and expense separate metering for its electrical supply and shall have, upon the expiration of Landlord’s then-existing contract with its electric provider and with at least twelve (12) months prior written notice to Landlord, the ability to contract directly with the electrical provider of its choice. Landlord shall keep Tenant reasonably informed of the expiration date of future electricity contracts so that Tenant will have at least thirty (30) days to make its decision to contract directly with the electrical provider of its choice. As of the date of this Lease, Landlord’s current contract with its electricity provider expires July 31, 2005. Notwithstanding anything contained in this Lease to the contrary, if Tenant fails to pay any electric bill that is provided directly to Tenant by the electric utility as and when due, such failure shall constitute a default hereunder. If any such default is not cured within ten (10) days following written notice from Landlord, then Landlord shall have the right, but shall not be obligated, to pay the delinquent amounts, and Tenant shall reimburse Landlord therefor within five (5) business days after receiving notice of such payment by Landlord; provided that, Landlord may act without notice to Tenant if delay would cause an interruption of utility services, an emergency or similar situation. Notwithstanding anything to the contrary herein, if electric service to the Premises is separately metered, Tenant shall not be relieved of its obligation to pay its proportionate share of Operating Expenses attributable to Common Area Electricity Charges pursuant to Section 4. In addition to any other rights or remedies of Landlord set forth herein, if: (i) in accordance with the terms hereof Tenant has separately contracted with an electric utility provider other than the utility provider with whom Landlord has contracted for electric utility service for the Building, and (ii) Tenant is delinquent in paying any electric utility bill that is provided directly to Tenant by the electric utility more than twice in any calendar year, Landlord shall have the right, but not the obligation, to cause Tenant’s electric utility provider to send Tenant’s electric bills directly to Landlord and Landlord may pay such bills on Tenant’s behalf and charge any amounts paid by Landlord to Tenant as additional rent (which additional rent shall be due and payable on demand, and after the fifth (5th) day after demand therefor shall bear interest at the Interest Rate until paid).

     (d) Landlord shall provide an access system in the Building comparable to access systems in first class office buildings in the Baltimore, Maryland area, which shall permit Tenant to have access to the Premises on a 24-hour, seven-days-a-week basis.

     (e) Attached hereto as Exhibit O are the standards and procedures for the operation, maintenance and security of the Garage.

     (f) As part of the Base Building Improvements, Tenant may elect to have a first floor lobby and reception area constructed in the TRP Lobby Space, with escalators leading to the second floor of the Building. Tenant shall, at its costs, cause the TRP

Lobby Space to be secured from the public lobby of the Building outside of the Building Hours of Operation. Subject to Landlord’s approval thereof (which approval shall not be unreasonably withheld), Tenant shall, at its cost, be permitted to install security equipment in the TRP Lobby Space and, if constructed in connection with the Base Building Improvements, in the skywalk connecting the Garage to the Premises.

     (g) Landlord and Tenant hereby agree to use commercially reasonable efforts to obtain the City of Baltimore’s approval: (i) to place physical barriers on Light Street in locations protective of the entrance area of the Building and mutually agreeable to Landlord and Tenant in the exercise of each party’s reasonable discretion, with due consideration given to the extent and cost of the work required to be performed (and also subject to governmental approvals), and (ii) of a curb cut for limousines at such location. Upon obtaining such approvals from the City of Baltimore, Landlord will promptly commence action to erect, construct and install such physical barriers and curb cut, and all costs associated with obtaining and constructing such physical barriers and curb cut will be borne by Landlord. While the parties recognize that the primary purpose of the barriers is to prevent any vehicle, including trucks, to reach the sidewalk adjacent to the Building, the Building, or the lobby of the Building, Landlord makes no representation, warranty or guaranty, and hereby disclaims any representation, warranty or guaranty, that such barriers will adequately or sufficiently accomplish such purpose and Landlord shall have no liability to Tenant for any costs, claims, damages, injuries, costs or expenses of any kind if such barriers fail to prevent any vehicle, including trucks, to reach the sidewalk adjacent to the Building, the Building, or the lobby of the Building.

     (h) Tenant shall have the right to approve any contractor providing security personnel to the Building and common areas, which approval shall not be unreasonably withheld, conditioned or delayed. Any provider of security services shall be required to screen all personnel employed by such provider in a manner to be reasonably approved by Tenant (and in all events in compliance with applicable Legal Requirements), but shall expressly include: prior employment history, reference checks, credit history, criminal record check, address verification, fingerprinting, and drug screening. The scope of security services will be mutually agreed upon between Tenant and Landlord in the exercise of the parties’ reasonable discretion.

     (i) Landlord shall, at its cost, furnish and install not later than December 31, 2005 (subject to Tenant’s good faith and timely cooperation) and thereafter maintain and operate as part of Operating Expenses, a computer based Security Management System (“SMS”) providing centralized and distributed monitoring and access control for the Building. The SMS will be state of the art when installed. Provided Landlord is able to obtain competitive bids, as reasonably determined by Landlord, such system will be compatible with Tenant’s current security system (Simplex Card Access System) and shall connect with Tenant’s current Simplex system at Tenant’s option and expense. Tenant acknowledges that the following systems are compatible with Tenant’s current Simplex system:

– InfoGraphics: Diamond III, Sapphire Pro, Topaz, Secure Perfect 5.0

– Software House: C-Cure 800

– Andover Controls: Custom system

– Checkpoint: Pinnacle v. 2.1

     The SMS will include Card Access Control Points at locations in the Building including elevators, stairs and Garage as reasonably determined by Landlord and Tenant. The SMS will include Alarm Monitoring Points at locations reasonably determined by Landlord and Tenant. The SMS system will include CCTV cameras for recording purposes and not for constant monitoring. Tenant will be permitted to connect into such CCTV feed to provide live monitoring at Tenant’s option and cost. Landlord’s system will be capable of such function.

     Landlord will contract with a third-party service to monitor the alarms for the SMS system, twenty-four (24) hours per day, three hundred and sixty-five (365) days per year. Access to the Low-Rise Elevators will require card key access on the second floor of the Building. Subject to applicable Legal Requirements, Tenant shall have the right, at its sole cost and expense, to cause the elevator access from the first floor of the Building to the Premises to be completely restricted, provided, however, that in connection therewith Tenant shall make all necessary accommodations to comply with the Federal Americans With Disabilities Act of 1990, as amended from time to time.

     (j) At Landlord’s cost, lighting in the Garage is currently being upgraded. Landlord anticipates that such upgrade work will be completed by December 31, 2004. Standards acceptable to Landlord and Tenant for the Garage lighting levels are set forth in Exhibit Q attached hereto as a part hereof.

     (k) Landlord will terminate access to the 10th floor from the Building’s high-rise tower elevators (i.e., signage on the ground floor will state that access to the 10th floor will be changed and access from the ground floor to the 10th floor shall be terminated). Subject to the approval of the Baltimore City Fire Marshall, tenants of the high-rise tower portion of the Building will not be permitted to congregate on the 10th floor or in any portion of the Premises during fire drills.

     14.2 Landlord shall not have any liability to Tenant whatsoever as a result of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder, whether resulting from breakdown, removal from service for maintenance or repairs, strikes, scarcity of labor or materials, acts of God, governmental requirements or from any other cause whatsoever. Except as otherwise expressly set forth herein, any such failure or inability to furnish the utilities or services required hereunder shall not be considered an eviction, actual or constructive, of Tenant from the Premises or a violation of the covenant of quiet enjoyment and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder.

     14.3 (a) Notwithstanding the provisions of Section 14.2 to the contrary, if (i) either (x) the services described in Sections 14.1(a) or (b) hereof are interrupted or (y) there is unreasonably restricted access to the Premises or Building, for a period of more than five (5) consecutive business days and such interruption or restricted access is not the result of strikes, unavailability of parts or other materials, or any other cause beyond Landlord’s reasonable control, (ii) such interruption was not caused by the acts or omissions of Tenant and (iii) such interruption renders all or a substantial portion of the Premises unusable by Tenant, then Tenant shall be entitled to a pro rata abatement of rent beginning on the sixth (6th) consecutive business day that the Premises are unusable and continuing until the use of all or a substantial portion of the Premises is restored to Tenant. If the interruption described in the preceding sentence continues for a continuous period of one hundred eighty (180) consecutive days, Tenant shall have the right, without penalty, to terminate this Lease by written notice to Landlord at any time prior to the end of such interruption.

     Notwithstanding the provisions of Section 14.2 to the contrary, if (i) either (x) the services described in Sections 14.1(a) or (b) hereof are interrupted or (y) there is unreasonably restricted access to the Premises or Building, for a period of more than eight (8) consecutive business days without regard to whether the interruption or restricted access is the result of causes within or beyond Landlord’s control, (ii) such interruption was not caused by the acts or omissions of Tenant and (iii) such interruption renders all or a substantial portion of the Premises unusable by Tenant, then Tenant shall be entitled to a pro rata abatement of rent beginning on the ninth (9th) consecutive business day that the Premises are unusable and continuing until the use of all or a substantial portion of the Premises is restored to Tenant. If the interruption described in the preceding sentence continues for a continuous period of one hundred eighty (180) consecutive days, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time prior to the end of such interruption.

          (b) Landlord will use its reasonable and good faith efforts (including, in Landlord’s sole discretion, reasonable expenditures of money) to cause the restoration of any interrupted utility services; further, should any equipment or machinery in the Building break down so as to render the Premises unusable by Tenant, Landlord shall promptly repair or replace it (subject to delays that result from strikes, unavailability of parts or other materials, or other matters beyond Landlord’s control).

     14.4 The parties hereto agree to comply with all mandatory energy conservation controls and requirements applicable to office buildings that are imposed or instituted by any public authority, including, but not limited to, controls on the permitted range of temperature settings in office buildings, and requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the Building. Any terms or conditions of this Lease that conflict or interfere with compliance with such controls or requirements shall be suspended for the duration of such controls or requirements. Compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises or a violation of the covenant of quiet enjoyment, and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder.

     14.5 Tenant’s water usage in the Premises shall not exceed a connected load of thirty (30) tons of water per floor of the Premises (calculated in the aggregate over the entire Premises). If Landlord reasonably determines that Tenant has exceeded such usage during any billing period, Tenant shall reimburse Landlord, on demand and as additional rent, the costs associated with such excess usage (as reasonably computed by Landlord).

     14.6 A list of base building items that are the responsibility of Landlord to maintain and replace as capital items is attached hereto as a part hereof as Exhibit R (the “Capital Improvements List”). Landlord shall replace or refurbish the items contained in the Capital Improvements List in accordance with a specific schedule as determined by Landlord when, in Landlord’s prudent judgment, it is required to satisfy Landlord’s obligation to operate and maintain the Building as a first class office building in Baltimore City, Maryland market. Additionally, attached hereto as a part hereof as Exhibit S is Landlord’s capital plan for calendar years 2004 through 2008, it being acknowledged and agreed that such capital plan is merely Landlord’s current capital plan as of the date of this Lease and that such plan may change over time in the exercise of Landlord’s sole discretion, but in keeping with Landlord’s obligation to operate and maintain the Building as a first class office building in the Baltimore City, Maryland market. On Tenant’s written request, Landlord shall provide Tenant with a copy of Landlord’s annual capital budget for the calendar year in which Tenant makes such request.

     14.7 (a) During the Lease Term, Landlord shall use commercially reasonable efforts to lease space in the Building to a high-quality deli suitable to a first class office building located in Baltimore City, Maryland. Tenant shall be consulted (but shall not have approval rights) prior to Landlord executing a lease with any food service operation.

     (b) Landlord shall provide space for a second point of entry for telecommunications providers in the approximate location shown therefor on Exhibit T attached hereto as a part hereof. Contracts with any such service providers and the installation of any associated equipment in connection therewith shall be at Tenant’s sole cost and expense.

     (c) Landlord shall be responsible for the installation of cell repeater equipment and any associated work and equipment to facilitate the operation of a wireless network (“WiFi”) to serve the Building and its tenants, including Tenant, in accordance with plans and specifications reasonably agreed upon between Landlord and Tenant. The costs, including, but not limited to, the costs of the design and installation of such WiFi system, shall be funded from the Base Building Improvements Allowance. Landlord and Tenant shall use reasonable efforts and shall cooperate with one another to cause the WiFi system to be designed to each party’s reasonable satisfaction prior to October 31, 2008.

     14.8 Landlord will upgrade the existing fitness facility located in the Building with new commercial grade equipment in reasonable variety and quantity for the size of the facility and audio visual upgrades that will permit FM broadcast for individual reception of audio for the video. The quality of such new equipment will be consistent with similar facilities located in a first class office building located in Baltimore City, Maryland. The upgrades contemplated by this Section 14.8 shall be completed by Landlord on or before December 31, 2005.

     Landlord agrees that during the Lease Term: (a) unless required by Applicable Law to discontinue operation, Landlord shall operate a fitness facility in the Building, (b) for so long as Tenant is a tenant in the Building, Tenant shall have the right, along with other tenants in the Building, and subject to Tenant paying the additional rent described in Section 4.1(b)(1)(xiv) above and complying with all applicable rules governing the use of the fitness facility, to use the fitness facility and (c) Landlord shall maintain and operate the fitness facility in a manner substantially similar to the manner in which the fitness facility is operated at the time of the execution of this Lease (e.g. cleaning, heat, air conditioning and ventilation, availability of water, etc.). Landlord retains the right, in its sole discretion, to increase or to decrease the services provided to the fitness facility in the prudent management of the fitness facility and in accordance with standards generally prevailing for fitness facilities of similar size and character to the fitness facility in Baltimore, Maryland. Tenant and its employees, agents, subtenants, invitees and licensees shall use the fitness facility at their own risk and assume all liability therefore. Neither Landlord nor Boston Properties Limited Partnership nor Boston Properties, Inc. shall have any liability to Tenant or its employees, agents, invitees or licensees for any damage, injury, loss, expense, compensation or claim whatsoever arising out of the use of the fitness facility and exercise facilities in and around the Building by Tenant or its employees, agents, invitees, and licensees. Further, Tenant agrees to indemnify and save harmless Landlord, Boston Properties Limited Partnership and Boston Properties, Inc. from and against any and all such damages, injuries, losses, expenses, compensation or claims (including, as additional rent, reasonable attorneys’ fees) arising from the use of the fitness facility or exercise facilities by Tenant or its employees, agents, invitees and licensees, the negligence or willful misconduct of Landlord and its employees, agents and contractors excepted. Landlord may specifically condition the use of the fitness facility by any person upon such person’s execution of a written waiver and release holding Landlord harmless from any and all liability, damage, expense, cause of action, suit, claim, judgment and cost of defense arising from injury to such employee or guest occurring in the fitness facility or resulting from the use thereof.

     14.9 Subject to Section 4.1, Landlord shall be responsible for compliance, at Landlord’s expense, with any Legal Requirements in effect with respect to the ownership and operation of the Building and the Project as of the Effective Date (but Tenant acknowledges that Landlord has no responsibility for compliance with any Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or any improvements or alterations located therein).

     15. LIABILITY OF LANDLORD .

     15.1 To the extent permitted by applicable Legal Requirements, Landlord shall not be liable to Tenant or its Invitees for, and Tenant releases Landlord and Landlord’s agents, servants and employees, and Landlord’s building manager of the Building, and its agents, servants, and employees from, and waives all claims for, the following: any damage, injury, loss, compensation, or claim, including, but not limited to, claims for the interruption of or loss to Tenant’s business, based on, arising out of, or resulting from any cause whatsoever, including, but not limited to, the following: repairs, or lack thereof, to any portion of the Premises or the Building; interruption in the use of all or any part of the Premises; any accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons) of elevators, or of the heating, cooling, communication, electrical, or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Premises or the Building; any fire, robbery, theft, mysterious disappearance, or any other casualty; the actions of any other tenants of the Building or of any other person or persons; and any leakage in any part or portion of the Premises or the Building, or from water, rain, or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes, or plumbing fixtures in the Building. Any goods, property, or personal effects stored or placed by Tenant or its employees in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. It is understood that the employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such employee receives any such package or articles, such employee shall be acting as the agent of Tenant for such purposes and not as the agent of Landlord. Notwithstanding the foregoing provisions of this Section 15.1, Landlord shall not be released from liability to Tenant for damage or injury caused by the willful misconduct or negligence of Landlord or its employees, contractors or agents; provided, however, in no event shall Landlord have any liability to Tenant for any claims based on the interruption of or loss to Tenant’s business or for any indirect losses or any consequential damages whatsoever.

     15.2 To the extent permitted by law, Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities, and expenses (including, but not limited to, attorneys’ fees and any costs of litigation) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of, or resulting from (i) Tenant’s use and occupancy of the Premises or the business conducted by Tenant therein, (ii) any accident, injury or damage whatsoever caused to any person, or the property of any person, occurring on or about the Premises during the Lease Term, except for the negligence or willful misconduct of Landlord or its employees, contractors or agents, (iii) any act or omission to act by Tenant or its Invitees, (iv) any breach or default by Tenant in the performance or observance of its covenants or obligations under this Lease or (v) the towing of any car or other vehicle as provided in Section 24.3 hereof.

     15.3 If at any time Landlord shall sell or transfer title to the Building, provided the purchaser or transferee assumes all of the obligations of Landlord hereunder, Landlord named herein shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of such sale or transfer. Furthermore, Tenant agrees to attorn to any such purchaser or transferee on all the terms and conditions of this Lease.

     15.4 If at any time during the Lease Term Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any rent or other sums payable to Landlord hereunder, it being understood that Tenant’s sole remedy for recovering on such claim shall be to institute an independent action against Landlord.

     15.5 Tenant agrees that if it is awarded a money judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against the estate and interest of Landlord in the Building and insurance proceeds payable to and actually received by Landlord. In no event shall any other assets of Landlord, any partner of Landlord, the holder of any mortgage (or anyone claiming by or through such holder), or any other person or entity be available to satisfy, or be subject to, such judgment nor shall any partner of Landlord or any other person or entity be held to have any personal liability for satisfaction of any claims or judgments that Tenant may have against Landlord or any constituent partner of Landlord in such partner’s capacity as a partner of Landlord.

     16. RULES AND REGULATIONS.

     16.1 Tenant and its Invitees shall at all times abide by and observe (i) the rules and regulations attached hereto as Exhibit B and made a part hereof, and (ii) all other rules or regulations that Landlord may promulgate from time to time for the operation and maintenance of the Building, provided that notice thereof is given to Tenant and such rules and regulations are not inconsistent with the provisions of this Lease. Nothing contained in this Lease shall be construed as imposing on Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions, or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant or its Invitees for the violation of such rules or regulations by any other tenant or such other tenant’s employees, agents, invitees, licensees, customers, subtenants, contractors, clients, family members, or guests. Landlord shall use commercially reasonable efforts to enforce all such rules and regulations, including any exceptions thereto, uniformly and in a manner which does not discriminate against Tenant, or increase Tenant’s monetary obligations under this Lease, although it is understood that Landlord may grant exceptions to such rules and regulations in circumstances in which it reasonably determines such exceptions are warranted. If there is any inconsistency between this Lease and the Rules and Regulations set forth in Exhibit B, this Lease shall govern.

     17. DAMAGE OR DESTRUCTION.

     17.1 If, during the Lease Term, the Premises or the Building are totally or partially damaged or destroyed from any cause, thereby rendering the Premises totally or partially inaccessible or unusable, Landlord shall diligently (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company involved) restore and repair the Premises and the Building to substantially the same condition they were in prior to such damage; provided, however, if in the sole and reasonable judgment of Landlord the repairs and restoration cannot be completed within one hundred eighty (180) days after the occurrence of such damage, including the time needed for removal of debris, preparation of plans, and issuance of all required governmental permits, Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within forty-five (45) days after the occurrence of such damage. Landlord shall use reasonable efforts not to discriminate against Tenant in determining whether to exercise its right to terminate this Lease in accordance with the provisions of this Section 17.1.

     17.2 If Landlord determines, in its sole but reasonable judgment, that the repairs and restoration cannot be substantially completed within one hundred eighty (180) days after the date of such damage or destruction, Landlord shall promptly notify Tenant of such determination. For a period of thirty (30) days after receipt of such determination, Tenant shall have the right, without penalty, to terminate this Lease by providing written notice to Landlord. If Tenant does not elect to terminate this Lease within such thirty (30) day period, and provided that Landlord has not elected to terminate this Lease, Landlord shall proceed to repair and restore the Premises (including the means of access thereto) and the Building utilizing the proceeds of Landlord’s and Tenant’s insurance (covering damage to the Building and to the Premises, respectively), and Tenant shall be required to repair and restore at its sole expense all such decorations, alterations, or improvements to the Premises and Building previously made by or at the expense of Tenant and all such trade fixtures, furnishings, equipment and personal property belonging to Tenant. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease if the damage or destruction arose out of the willful act or gross negligence of Tenant or its employees unless Landlord determines, in its sole but reasonable judgment, that the repairs and restoration cannot be substantially completed within three hundred sixty (360) days after the date of such damage or destruction.

     17.3 If this Lease is terminated pursuant to Section 17.1 or Section 17.2 above, all rent payable hereunder shall be apportioned and paid to the effective date of the occurrence of such damage or destruction, and Tenant shall have no further rights or remedies as against Landlord pursuant to this Lease, or otherwise. If this Lease is not terminated as a result of such damage, and provided that such damage was not caused by the act or omission to act of Tenant or its Invitees, until the repair and restoration of the Premises is completed Tenant shall be required to pay base rent and additional rent only for that part of the Premises that Tenant is able to use while repairs are being made, based on the ratio that the amount of usable Rentable Area bears to the total Rentable Area in the Premises. Landlord shall bear the costs and expenses of repairing and restoring the Premises utilizing the proceeds of Landlord’s and Tenant’s insurance (covering damage to the Building and to the Premises); provided, however, that Landlord shall not be obligated to restore the Premises or the Building if (i) the destruction was not caused by an insurable event or (ii) the estimated cost of such restoration, as determined by Landlord’s architect, exceeds the amount of insurance proceeds available to Landlord for such restoration by more than ten percent (10%) of such amount.

     17.4 If Landlord repairs and restores the Premises as provided in Section 17.1, Landlord shall not be required to repair or restore any decorations, alterations, or improvements to the Premises previously made by or at the expense of Tenant or any trade fixtures, furnishings, equipment, or personal property belonging to Tenant. It shall be Tenant’s sole responsibility to repair and restore all such items. If the Lease is not terminated pursuant to this Section 7, Tenant shall be required to repair and restore at its sole expense all such decorations, Alterations, or improvements to the Premises or Building previously made by or at the expense of Tenant and all such trade fixtures, furnishings, equipment and personal property belonging to Tenant.

     17.5 Notwithstanding anything to the contrary contained herein, if the Building is damaged or destroyed from any cause to such an extent that the costs of repairing and restoring the Building would exceed fifty percent (50%) of the replacement value of the Building, regardless of whether the Premises are damaged or destroyed, Landlord shall have the right to terminate this Lease by written notice to Tenant, provided the leases of all other tenants in the Building are similarly terminated. This right of termination shall be in addition to any other right of termination provided in this Lease.

     18. CONDEMNATION.

     18.1 If the whole or a substantial part (as defined below) of the Building or Premises, or the use or occupancy of a substantial part of the Premises, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose including a sale thereof under threat of such a taking), then this Lease shall terminate on the date title thereto vests in such governmental or quasi-governmental authority, and all rent payable hereunder shall be apportioned as of such date. If less than a substantial part of the Premises, or the use or occupancy thereof, is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), this Lease shall continue in full force and effect, but the base rent and additional rent thereafter payable hereunder shall be equitably adjusted (on the basis of the ratio of the number of square feet of Rentable Area taken to the total Rentable Area in the Premises before such taking) as of the date title vests in the governmental or quasi-governmental authority. For purposes of this Section 18.1, a substantial part of the Building or Premises shall be considered to have been taken if more than one-four (1/4) of the Building or Premises is rendered unusable as a result of such taking.

     18.2 All awards, damages, and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking) shall belong to Landlord, and Tenant hereby assigns to Landlord all rights to such awards, damages, and compensation. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Premises, the value of the unexpired Lease Term, the loss of profits or goodwill, leasehold improvements, or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim in the condemnation proceeding against the condemning authority for the value of furnishings, equipment, and trade fixtures installed in the Premises at Tenant’s expense, including for the then depreciated value of Renovation Improvements and Base Building Improvements actually paid for by Tenant and not reimbursed by Landlord (which shall be depreciated on a straight-line basis), and for relocation expenses.

     19. DEFAULT BY TENANT.

     19.1 The occurrence of any of the following shall constitute a default by Tenant under this Lease:

          (a) If Tenant shall fail to pay any installment of base rent or additional rent when due, or shall fail to pay when due any other payment required by this Lease and such failure shall remain uncured for a period of five (5) days after Landlord notifies Tenant of such failure; provided, however, that Landlord shall not be required to give Tenant more than two (2) such notices in any twelve (12) month period (i.e., upon the third failure to pay when due in any 12-month period, a default shall occur on the date the payment is due an unpaid).

     (b) If Tenant shall violate or fail to perform any other term, condition, covenant, or agreement to be performed or observed by Tenant under this Lease and such violation or failure shall continue uncured for a period of twenty (20) days after Landlord notifies Tenant in writing of such violation or failure. If such violation or failure is not capable of being cured within such twenty (20) day period, Tenant shall not be deemed to be in default hereunder if Tenant commences curative action within such twenty (20) day period and proceeds diligently and in good faith thereafter to cure such violation or failure until completion.

     (c) If Tenant shall abandon the Premises.

     (d) If an Event of Bankruptcy, as defined in Section 20.1 of this Lease, shall occur.

     (e) [INTENTIONALLY DELETED]

     (f) The failure to maintain any insurance required to be maintained by Tenant under the terms and conditions of this Lease.

     19.2 If there shall be a default, then the provisions of this Section 19.2 shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may reenter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Section shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to reenter the Premises or terminate this Lease. If necessary, Landlord may proceed to recover possession of the Premises under the applicable Legal Requirements, or by such other proceedings, including reentry and possession, as may be applicable. If Landlord elects to terminate this Lease or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease, without prejudice, however, to Tenant’s liability for all base rent, additional rent and other sums specified herein. Whether or not this Lease or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant’s default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole and absolute subjective discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. Whether or not this Lease or Tenant’s right of possession is terminated or any suit is instituted, Tenant shall be liable for any base rent, additional rent, damages or other sum which may be due or sustained prior to Tenant’s default, and for all costs, fees and expenses (including, but not limited to, attorneys’ fees and costs, brokerage fees, expenses incurred in enforcing any of Tenant’s obligations under the Lease or in placing the Premises in first class rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder or in recovering possession of the Premises and renting the Premises to others from time to time plus other damages suffered or incurred by Landlord on account of such Default (including, but not limited to late fees or other charges incurred by Landlord under any mortgage). Tenant also shall be liable for additional damages which at Landlord’s election shall be either one or a combination of the following: (a) an amount equal to the Base Rent and additional rent due or which would have become due from the date of such default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following such default and continuing until the date on which the Lease Term would have expired but for such default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term), and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any base rent, additional rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or (b) an amount equal to the sum of (i) all base rent, additional rent and other sums due or which would be due and payable under this Lease as of the date of such default through the end of the scheduled Lease Term, plus (ii) all expenses (including broker and attorneys’ fees) and value of all vacancy periods projected by Landlord to be incurred in connection with the reletting of the Premises, minus (iii) any base rent, additional rent and other sums which Tenant proves by a preponderance of the evidence would be received by Landlord upon reletting of the Premises from the end of the vacancy period projected by Landlord through the expiration of the scheduled Lease Term. Such amount shall be discounted using a discount factor equal to the yield of the Treasury Note or Bill, as appropriate, having a maturity period approximately commensurate to the remainder of the Term, and such resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment, and that Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred. In the event Landlord relets the Premises together with other premises or for a term extending beyond the scheduled expiration of the Lease Term, it is understood that Tenant will not be entitled to apply any base rent, additional rent or other sums generated or projected to be generated by either such other premises or in the period extending beyond the scheduled expiration of the Lease Term (collectively, the “Extra Rent”) against Landlord’s damages. Similarly in proving the amount that would be received by Landlord upon a reletting of the Premises as set forth in clause (iii) above, Tenant shall not take into account the Extra Rent. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease. Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.

     19.3 All rights and remedies of Landlord set forth herein are in addition to all other rights and remedies available to Landlord at law or in equity. All rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition, or agreement set forth in this Lease except as to specific circumstances described in such written waiver.

     19.4 If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, neither shall the same constitute a waiver of default or of any other covenant, condition, or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the installments of base rent, additional rent, or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy available to Landlord. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

     19.5 If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. If Landlord elects to make such payment or do such act, all costs and expenses incurred by Landlord, plus interest thereon at the rate per annum that is two percent (2%) higher than the “prime rate” reported in The Wall Street Journal (the “Interest Rate”), from the date paid by Landlord to the date of payment thereof by Tenant, shall be immediately paid by Tenant to Landlord; provided however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. The taking of such action by Landlord shall not be considered as a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default.

     19.6 If Tenant fails to make any payment of base rent or of additional rent on or before the date such payment is due and payable, Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such payment. In addition, such payment shall bear interest at the Interest Rate from the date such payment became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such late charge and interest shall constitute additional rent due and payable hereunder with the next installment of base rent due hereunder.

     19.7 If Landlord employs an attorney to enforce Tenant’s covenants and obligations under this Lease, whether or not Landlord proceeds to recover possession or otherwise commence any other proceeding against Tenant, Tenant shall be liable for all costs and expenses sustained by Landlord in the enforcement of such covenants and obligations, including but not limited to attorneys’ fees and expenses, costs of collection and court costs.

     19.8 Tenant hereby waives all rights of redemption granted by or under any present or future laws.

     20. BANKRUPTCY.

     20.1 The following shall be Events of Bankruptcy (each an “Event of Bankruptcy”) under this Lease:

          (a) Tenant’s or Guarantor’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state, district, commonwealth, or territory of the United States (the “Insolvency Laws”);

          (b) The appointment of a receiver or custodian for any or all of Tenant’s or Guarantor’s property or assets, or the institution of a foreclosure action on any of Tenant’s real or personal property;

          (c) The filing by Tenant or Guarantor of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;

          (d) The filing of an involuntary petition against Tenant or Guarantor as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (i) is not dismissed within forty-five (45) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or

          (e) Tenant’s or Guarantor’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

     20.2 (a) On occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Section 19, provided that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending and only for so long as Tenant or its Trustee in Bankruptcy (“Trustee”) is in compliance with the provisions of Sections 20.2(b), (c), and (d) below, Landlord shall not exercise its rights and remedies pursuant to Section 19.

          (b) If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Section 20.2(a) shall be subject to the rights of the Trustee to assume or assign this Lease. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (i) cures all defaults under this Lease, (ii) compensates Landlord for monetary damages incurred as a result of such defaults, and (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant.

          (c) Landlord and Tenant hereby agree in advance that adequate assurance of future performance, as used in Section 20.2(b) above, shall mean that all of the following minimum criteria must be met: (i) Tenant’s gross receipts in the ordinary course of business during the thirty (30) day period immediately preceding the initiation of the case under the Bankruptcy Code must be at least two (2) times greater than the nextmonthly installment of annual base rent and additional rent due under this Lease; (ii) both the average and median of Tenant’s gross receipts in the ordinary course of business during the six (6) month period immediately preceding the initiation of the case under the Bankruptcy Code must be at least (2) times greater than the next monthly installment of annual base rent and additional rent due under this Lease; (iii) Tenant must pay its estimated pro rata share of the cost of all services provided by Landlord (whether directly or through agents or contractors and whether previously included as part of the annual base rent), in advance of the performance or provision of such services; (iv) Trustee must agree that Tenant’s business shall be conducted in a first class manner, and that no liquidating sales, auctions, or other non-first class business operations shall be conducted on the Premises; (v) Trustee must agree that the use of the Premises as stated in this Lease will remain unchanged and that no prohibited use shall be permitted; (vi) Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Building; (vii) Trustee must pay to Landlord at the time the next monthly installment of annual base rent is due under this Lease, in addition to such installment of annual base rent, an amount equal to the monthly installments of annual base rent and additional rent due under this Lease for the next six (6) months under this Lease, said amount to be held by Landlord in escrow until either Trustee or Tenant defaults in its payment of rent or other obligations under this Lease (whereupon Landlord shall have the right to draw on such escrowed funds) or until the expiration of this Lease (whereupon the funds shall be returned to Trustee or Tenant); and (viii) Tenant or Trustee must agree to pay to Landlord at any time Landlord is authorized to and does draw on the escrow account the amount necessary to restore such escrow account to the original level required by Section 20.2(c)(vii).

          (d) If Tenant is unable to (i) cure its defaults, (ii) reimburse the Landlord for its monetary damages, (iii) pay the rent due under this Lease and all other payments required of Tenant under this Lease on time (or within five (5) days of the due date) or (iv) meet the criteria and obligations imposed by Section 20.2(c) above, Tenant agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 20.2(a) above.

     21. SUBORDINATION.

     21.1 This Lease is subject and subordinate to the lien, operation, and effect of any and all mortgages (which term “mortgages” shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) that may now encumber all or any portion of the Project, and to any and all renewals, extensions, modifications, recastings or refinancings thereof. This Lease shall also be subject and subordinate to the lien, operation, and effect of (i) any new first mortgage that hereafter may encumber all or any portion of the Project, and (ii) any second or junior mortgages that may hereafter encumber all or any portion of the Project, provided the holder of the first mortgage consents to such subordination and delivers a non-disturbance agreement reasonably acceptable to Tenant. At any time after the execution of this Lease, the holder of any mortgage to which this Lease is subordinate shall have the right to declare this Lease to be superior to the lien of such mortgage and Tenant agrees to execute all documents required by such holder in confirmation thereof.

     21.2 In confirmation of the foregoing subordination, Tenant shall, at Landlord’s request, promptly execute and deliver any requisite or appropriate certificate or other document. If: (a) Tenant does not execute and deliver any requisite or appropriate certificate or other document within ten (10) days of Landlord’s request therefor, (b) Landlord provides Tenant with a second (2nd) written notice after the expiration of such ten (10) day period and (c) Tenant fails to execute and deliver such certificate or other document within three (3) business days after Landlord’s second (2nd) notice, Tenant shall pay to Landlord liquidated damages, as additional rent, in an amount equal to One Thousand Dollars ($1,000) per day until Tenant executes and delivers such certificate or other document. The parties agree that: (i) at Landlord’s sole option, such failure to deliver timely such certificate or other documents after Landlord’s second (2nd) notice shall constitute an immediate default by Tenant with no further grace or cure period, and (ii) it would be difficult to ascertain Landlord’s actual damages in connection with Tenant’s failure to timely deliver such certificate or other document and such liquidated damages are a reasonable estimate of Landlord’s damages and are not a penalty, and shall be in addition to any other rights or remedies of Landlord under this Lease. Tenant agrees that if any proceedings are brought for the foreclosure of any mortgage encumbering all or any portion of the Project, Tenant shall attorn to the purchaser at such foreclosure sale, if requested to do so by such purchaser, and shall recognize such purchaser as the landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event any such foreclosure proceeding is prosecuted or completed. Tenant agrees that on such attornment, such purchaser shall not (a) be bound by any payment of annual base rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease but only to the extent such prepayments have been delivered to such purchaser, (b) be bound by any amendment of this Lease made without the consent of any lender providing construction or permanent financing for all or any portion of the Project, (c) be liable for damages for any act or omission of any prior landlord, or (d) be subject to any offsets or defenses that Tenant might have against any prior landlord; provided, however, that after succeeding to Landlord’s interest under this Lease, such purchaser shall perform in accordance with the terms of this Lease all obligations of Landlord arising after the date such purchaser acquires title to the Building. Landlord agrees to use reasonable efforts to obtain the required consent of any lender providing financing for all or any portion of the Project, to any amendment to this Lease, where such consent is required. On request by such purchaser, Tenant shall execute and deliver an instrument or instruments confirming its attornment. In all events, at the request of Landlord and within the time period specified in this Section, Tenant shall execute and deliver to Landlord a subordination, non-disturbance, and attornment agreement in the form attached hereto as a part hereof as Exhibit E. Subject to Landlord’s lenders’ approval of this Lease as set forth in Section 25.21, Landlord shall deliver to Tenant, concurrent with the full execution and delivery of this Lease, a subordination, non-disturbance, and attornment agreement in the form attached hereto at Exhibit E executed by Landlord’s current mortgagee(s). Subordination of this Lease to any future mortgagee of Landlord shall be contingent upon execution and delivery of a subordination, non-disturbance, and attornment agreement in form reasonably acceptable to Tenant and such mortgagee.

     21.3 (a) After receiving notice from any person, firm, or other entity that it holds a mortgage, deed of trust, or a ground lease on the Building or the Land, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder, trustee, or ground lessor; provided, however, that Tenant shall have been furnished with the name and address of such holder, trustee, or ground lessor. The curing of any of Landlord’s defaults by such holder, trustee, or ground lessor shall be treated as performance by Landlord, but nothing herein contained in this Section 21 shall obligate or be deemed to obligate such holder, trustee, or ground lessor to cure any of Landlord’s defaults.

          (b) In addition to the time afforded Landlord for the curing of any default, any such holder, trustee, or ground lessor shall have an additional thirty (30) days after the expiration of the period allowed to Landlord for the cure of any such default within which to commence a cure.

          (c) If any lender providing construction or permanent financing or any refinancing for all or any portion of the Project, requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications: (i) relate exclusively to ministerial acts, (ii) are reasonable, (iii) do not adversely affect in a material manner Tenant’s use and occupancy of the Premises as herein permitted, (iv) do not increase the rent and other sums to be paid by Tenant hereunder, (v) do not reduce the services provided to Tenant under this Lease, (vi) do not materially decrease Landlord’s obligations under this Lease, and (vii) do not materially affect the rights and obligations of Tenant under this Lease, Landlord may submit to Tenant a written amendment to this Lease incorporating such required changes, and Tenant hereby covenants and agrees to execute, acknowledge, and deliver such amendment to Landlord within ten (10) days of Tenant’s receipt thereof.

     22. HOLDING OVER.

     If Tenant provides Landlord with written notice no later than twenty (24) months prior to the expiration of the Lease Term, Tenant may hold over in the entire Premises (i.e., the entire Premises leased by Tenant immediately prior to the expiration of the Lease) for a term of between one (1) to twelve (12) months (“Permitted Holdover Period”) at the then-current escalated annual base rental (i.e., if such holdover period extends beyond October 31, 2017, the annual base rent payable for the period beginning on November 1, 2017 and ending twelve (12) months after the expiration of the Lease Term shall be an amount equal to the product of the annual base rent payable during Lease Year 13 multiplied by 1.025). Tenant shall identify the Permitted Holdover Period in its written notice to Landlord. If Tenant holds over either: (i) without such notice to Landlord, or (ii) after the Permitted Holdover Period, then (x) the holdover rent shall be an amount equal to 150% of the then-current base rental rate, plus all additional rent, and (y) Tenant shall become a tenant by the month. As a monthly tenant, Tenant shall be subject to all the terms, conditions, covenants, and agreements of this Lease, except that (a) Section 23.1 shall have no further force or effect, and (b) Landlord may withhold its consent to a proposed assignment or subletting in the exercise of its sole and absolute subjective discretion. Tenant shall give to Landlord at least thirty (30) days’ written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days’ written notice to quit the Premises, unless Tenant is in default hereunder, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days’ notice to quit being hereby expressly waived. Notwithstanding the foregoing provisions of this Section 22.1, if Tenant shall hold over after the expiration of the Lease Term or any Permitted Holdover Period, if applicable, and if Landlord shall desire to regain possession of the Premises promptly at the expiration thereof, then at any time before Landlord’s acceptance of rent from Tenant as a monthly tenant hereunder, Landlord, at its option, may forthwith re-enter and take possession of the Premises without process, or by any legal process in force in the State of Maryland.

     23. COVENANTS OF LANDLORD.

     23.1 Landlord covenants that it has the right to make this Lease for the term aforesaid, and that if Tenant shall pay all rent when due and punctually perform all the covenants, terms, conditions, and agreements of this Lease to be performed by Tenant, Tenant shall, during the term hereby created, freely, peaceably, and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of Section 23.2 hereof. Tenant acknowledges and agrees that its leasehold estate in and to the Premises vests on the date this Lease is executed, notwithstanding that the term of this Lease will not commence until a future date.

     23.2 Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) except as otherwise expressly set forth in Section 10.1(b), to change the street address or name of the Building, or both; (ii) to change the arrangement or location, or both, of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, provided such changes do not materially and adversely interfere with Tenant’s use or occupancy of the Premises, except that such rights shall not apply to Tenant’s dedicated entry and lobby area, and Tenant’s skywalk; (iii) to erect, use, and maintain pipes and conduits in and through the Premises, provided that Landlord shall use its reasonable efforts to minimize the disruption to Tenant’s use and occupancy of the Premises and provided such changes do not materially or adversely interfere with Tenant’s use or occupancy of the Premises; and (iv) except as otherwise expressly set forth herein, to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, a violation of the covenant of quiet enjoyment, or a disturbance or interruption of the business of Tenant or of Tenant’s use or occupancy of the Premises.

          23.3 Landlord has not received any written notice from a governmental authority indicating that the Project is not in compliance with any Legal Requirements for which Landlord has not previously effectuated a cure.

     24. PARKING.

     24.1 Except as expressly set forth in Section A.(1) of Rider No. 1 to this Lease, Tenant will have the right at any time during the Lease Term to lease up to six hundred forty-four (644) parking permits for spaces in the Garage (“Maximum Permits”), provided, however, that if at any time Tenant leases less than the Maximum Permits, then if Tenant desires to lease more permits than it is leasing (but in no event may Tenant lease more than the Maximum Permits), Tenant shall provide Landlord with written notice specifying the additional permits Tenant desires to lease and Landlord shall have a period of sixty (60) days to secure for, and provide to, Tenant such additional parking permits (but in no event shall Landlord be required to secure for, or provide to, Tenant more parking permits than the Maximum Permits). Except as expressly set forth in Section A.(1) of Rider No. 1 to this Lease, at all times during the Lease Term, Tenant shall lease a minimum of five hundred (500) parking permits for spaces in the Garage. During Lease Year 1, the cost for such parking permits shall be One Hundred Fifty Dollars ($150) per permit monthly, including tax. Thereafter, the cost for parking permits shall escalate by three percent (3%) on each anniversary of the Effective Date. Subject to inclement weather or other events of force majeure, Tenant shall have access to its allotment of parking permits in the garage twenty-four (24) hours per day, three hundred and sixty-five (365) days of the year. The parking permits shall allow for the parking of standard-sized passenger automobiles (including reasonable standard-sized passenger trucks and sport utility vehicles not in excess of such that a standard passenger automobile parking space comfortably can accommodate) in the Garage not designated for the exclusive use of particular tenants in the Building.

     24.2 The Garage will be operated on a self-parking basis and no specific parking spaces will be allocated for use by Tenant. Each user of the Garage will have the right to park in any available stall in accordance with regulations of uniform applicability promulgated for all users of the Garage by Landlord or the Garage operator.

     24.3 Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Garage and shall at all times abide by all rules and regulations promulgated by Landlord or the Garage operator governing the use of the Garage, including any requirement now or hereafter in effect that an identification or parking sticker be displayed at all times in all cars parked in the Garage. Any automobile not displaying such a sticker may be towed away at the automobile owner’s expense.

     24.4 The Garage will remain open on Monday through Friday (excluding legal holidays) during the Building Hours of Operation on such days. Landlord reserves the right to close the Garage during periods of unusually inclement weather. At all times when the Garage is closed, monthly permit holders shall be afforded access to the Garage by means of a magnetic card or other procedure provided by Landlord or the Garage operator.

     24.5 Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the Garage or to any personal property located therein, or for any injury sustained by any person in or about the Garage.

     25. GENERAL PROVISIONS.

     25.1 Tenant acknowledges that neither Landlord nor any broker, agent, or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements, or licenses are being acquired by Tenant except as herein expressly set forth.

     25.2 Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

     25.3 Landlord recognizes Colliers Pinkard as the broker procuring this Lease and Julien J. Studley (“Studley”) as a cooperating broker, and Landlord shall pay Colliers Pinkard a commission pursuant to a separate agreement between Colliers Pinkard and Landlord, and Landlord shall pay Studley a commission pursuant to a separate agreement between Landlord and Studley. Landlord and Tenant each represents and warrants to the other that, except as provided above, neither of them has employed or dealt with any broker, agent, or finder in carrying on the negotiations relating to this Lease. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent, or finder engaged by Tenant or with whom Tenant has dealt in connection with this Lease, other than the brokers named in the first sentence of this Section 25.3.

     25.4 Tenant agrees, at any time and from time to time, on not less than five (5) days’ prior written notice by Landlord, to execute, acknowledge, and deliver to Landlord a statement in writing in the form of Exhibit F attached hereto as a part hereof. Such statement shall, among other things, (i) certify that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), (ii) state the dates to which the rent and any other charges hereunder have been paid by Tenant, (iii) state whether, to the best knowledge of Tenant after due inquiry, Landlord is in default in the performance of any covenant, agreement, or condition contained in this Lease, and if so, specifying the nature of such default, (iv) state the address to which notices to Tenant are to be sent, and (v) state such other information as may be reasonably requested by Landlord. Any such statement delivered by Tenant may be relied on by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, any mortgagee or prospective mortgagee of the Building or the Land or of Landlord’s interest therein, or any prospective assignee of any such mortgagee. If: (a) Tenant does not execute and deliver such statement within ten (10) days of Landlord’s request therefor, (b) Landlord provides Tenant with a second (2nd) written notice after the expiration of such ten (10) day period and (c) Tenant fails to execute and deliver such certificate or other document within three (3) business days after Landlord’ second (2nd) notice, Tenant shall pay to Landlord liquidated damages, as additional rent, in an amount equal to One Thousand Dollars ($1,000) per day until Tenant executes and delivers such statement. The parties agree that: (i) at Landlord’s sole option, such failure to deliver timely such statement after Landlord’s second (2nd) notice shall constitute an immediate default by Tenant with no further grace or cure period and (ii) it would be difficult to ascertain Landlord’s actual damages in connection with Tenant’s failure to timely deliver such statement and such liquidated damages are a reasonable estimate of Landlord’s damages and are not a penalty, and shall be in addition to any other rights or remedies of Landlord under this Lease.

     25.5 All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), or if sent by a nationally recognized overnight delivery service (with return receipt therefor) or if sent by certified mail, return receipt requested, postage prepaid, to the following addresses:

If to Landlord:	East Pratt Street Associates Limited Partnership
c/o Boston Properties, Inc.
Suite 700
401 9th Street, N.W.
Washington, DC 20004

With concurrent copies to:	Boston Properties, Inc.
111 Huntington Avenue
Suite 300
Boston, Massachusetts 02199-7610

and

Kevin L. Shepherd, Esquire
Venable LLP
1800 Mercantile Bank & Trust Building

Two Hopkins Plaza
Baltimore, Maryland 21201-2978

If to Tenant:	T. Rowe Price Associates, Inc.
Attention: Corporate Secretary
100 E. Pratt Street
Baltimore, Maryland 21202

With concurrent copies to:	T. Rowe Price Associates, Inc.
Attention: Corporate Controller
100 E. Pratt Street
Baltimore, Maryland 21202

and
T. Rowe Price Associates, Inc.
Attention: Corporate Counsel
100 E. Pratt Street
Baltimore, Maryland 21202

Either party may change its address for the giving of notices by notice given in accordance with this Section.

     25.6 If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

     25.7 Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

     25.8 The provisions of this Lease shall be binding on, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors, and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

     25.9 This Lease contains and embodies the entire agreements of the parties hereto and supersedes all prior agreements, negotiations, and discussions between the parties hereto. Any representation, inducement, or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

     25.10 This Lease shall be governed by and construed in accordance with the laws of the State of Maryland.

     25.11 Section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

     25.12 The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the premises. This document shall become effective and binding only on the execution and delivery of this Lease by both Landlord and Tenant.

     25.13 Time is of the essence of each provision of this Lease.

     25.14 This Lease shall not be recorded, except that on the request of either party, the parties agree to execute, in recordable form, a short-form memorandum of this Lease, provided that such memorandum shall not contain any of the specific rental terms set forth herein. Such memorandum may be recorded in the land records of Baltimore City, Maryland and the party desiring such recordation shall pay all recordation costs (including any applicable recordation and transfer taxes).

     25.15 The Rentable Area in the Building and in the Premises shall be determined in accordance with the definition of Rentable Area contained in this Lease.

     25.16 Tenant hereby represents and warrants to Landlord that all necessary corporate or partnership action has been taken to enter this Lease and that the person signing this Lease on behalf of Tenant has been duly authorized to do so.

     25.17 Except as otherwise provided in Section 3.2 and Section 4.3 of this Lease, any additional rent owed by Tenant to Landlord, and any cost, expense, damage, or liability shall be paid by Tenant to Landlord no later than the later of (i) twenty (20) days after the date Landlord notifies Tenant of the amount of such additional rent or such cost, expense, damage, or liability, or (ii) the day the next monthly installment of base rent is due. If any payment hereunder is due after the end of the Lease Term, such additional rent or such cost, expense, damage, or liability shall be paid by Tenant to Landlord not later than twenty (20) days after Landlord notifies Tenant of the amount of such additional rent or such cost, expense, damage, or liability.

     25.18 All of Tenant’s duties and obligations hereunder, including but not limited to Tenant’s duties and obligations to pay base rent, additional rent, and the costs, expenses, damages, and liabilities incurred by Landlord for which Tenant is liable, shall survive the expiration or earlier termination of this Lease for any reason whatsoever.

     25.19 If either party is in any way delayed, interrupted, or prevented from performing any of its obligations under this Lease (except, with respect to Tenant, any obligation set forth in Section 13 of this Lease or the obligation to pay sums due under this Lease), and such delay, interruption, or prevention is due to fire, act of God, governmental act, action or inaction (including, but not limited to, government delays in issuing any required building, construction, use, occupancy, or other permit or performing any inspection or review in connection therewith) strike, labor dispute, inability to procure materials, or any other cause beyond such delayed party’s reasonable control (whether similar or dissimilar), then such delayed party shall be excused from performing the affected obligations for the period of such delay, interruption, or prevention so long as such party exercises due diligence in dealing with such matter.

     25.20 Landlord and Tenant each hereby covenant and agree that each provision of this Lease has been jointly and mutually authorized by both Landlord and Tenant; and, if of any dispute arising out of any provision of this Lease, Landlord and Tenant do hereby waive any claim of authorship against the other party.

     25.21 This Lease shall be subject to and contingent on Landlord’s receiving the approval of all of the terms and conditions contained herein by the lender that is the beneficiary of the deed of trust encumbering all or any portion of the Project. Landlord agrees to use its reasonable efforts to secure such approval. If such approval cannot be obtained, Landlord shall notify Tenant, and this Lease shall terminate and all rights, obligations, and liabilities of the parties hereunder shall be released and discharged. Landlord shall notify Tenant not more than fifteen (15) business days after the date on which Tenant delivers a fully executed copy of this Lease to Landlord whether such beneficiary has approved or disapproved this Lease.

     25.22 This Lease includes and incorporates Rider No. 1 and Exhibits [A, B, C, D, E, F, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, and EE. attached hereto and made a part hereof. The following table identifies the rider and exhibits attached to this Lease as a part hereof:

Rider/Exhibit Reference	Description
Rider No. 1	Renewal Options
Exhibit A	Premises
Exhibit B	Rules and Regulations
Exhibit C	Table of Rental Area / Area of All Floors of the Building
Exhibit D	Existing Equipment Space
Exhibit E	Form of SNDA
Exhibit F	Form of Statement of Tenant
Exhibit G	Riser Space
Exhibit H	Janitorial Standards
Exhibit I	[INTENTIONALLY DELETED]
Exhibit J	[INTENTIONALLY DELETED]
Exhibit K	[INTENTIONALLY DELETED]
Exhibit L	Example of Calculation of Varying Forward Overages and Shortages of

Rider/Exhibit Reference	Description
Capped Costs
Exhibit M	Landlord’s Construction Rules and Regulations
Exhibit N	Building Signage Location
Exhibit O	Garage Operation, Maintenance and Security Procedures
Exhibit P	[INTENTIONALLY DELETED]
Exhibit Q	Garage Lighting Levels
Exhibit R	Capital Improvements List
Exhibit S	Landlord’s 2004 – 2008 Capital Plans
Exhibit T	Second Point of Entry Location
Exhibit U	Storage Space
Exhibit V	Rights of Existing Tenants
Exhibit W	Capped Costs Line Items
Exhibit X	TRP Lobby Drawings
Exhibit Y	Parking Garage Walkway Diagrams/Drawings
Exhibit Z	Form of Declaration and Certificate
Exhibit AA	Approved Contractors
Exhibit BB	Recorded Covenants, Conditions and Restrictions
Exhibit CC	Form of Guaranty of Lease
Exhibit DD	Amendments to Rules and Regulations
Exhibit EE	Base Building Electrical System

     25.23 Tenant shall not disclose the economic and business terms of this Lease to any person or entity, other than to its respective employees, agents, consultants, contractors, and outside counsel, without Landlord’s prior written consent except as may be required by applicable Legal Requirements.

     25.24 (a) Landlord hereby leases to Tenant approximately two thousand three hundred eighty-seven (2,387) square feet of area (the “Storage Space”) during the Lease Term. The location of the Storage Space is shown on Exhibit U attached hereto as a part hereof. Tenant accepts the Storage Space in its “AS IS, WHERE IS, WITH ALL FAULTS” condition. Landlord shall have no obligations with respect to the build-out of the Storage Space.

          (b) Tenant shall pay as an annual fee, as additional rent, the sum of Ten Dollars ($10) per square foot of area in the Storage Space (i.e., $23,870), payable in equal monthly installments in advance on or before the first day of each month throughout the term hereof. All storage fees shall be paid in accordance with Section 3.1 of this Lease and any amounts not paid when due shall bear interest from the date due until paid at the Interest Rate.

     (c) This Section is for lease of Storage Space for self-service storage only. Without charge, Landlord shall provide lighting and HVAC to the extent provided in the Storage Space as of the date of this Lease. Otherwise, Landlord shall not be obligated to provide additional HVAC, electrical, or cleaning or janitorial services. At its sole cost and expense, Tenant (i) shall pay for all replacement lighting, bulbs, tubes, ballasts, and starters required for the Storage Space, and (ii) may request Landlord to provide additional HVAC, electrical, cleaning, and janitorial services.

     (d) If Tenant is in default under this Section and fails to cure such default within thirty (30) days after written notice by Landlord to Tenant, Landlord may, at its option, cancel Tenant’s rights under this Section by a second written notice to Tenant (which cancellation shall be effective upon delivery of such second notice). In such event, Landlord shall have all remedies available to it at law or in equity.

     (e) Landlord, its agents and employees, shall not be liable for loss or damage to any personal property in the Building, including the Storage Space, caused by fire, theft, explosion, strikes, riots, or by any other cause, and Tenant hereby (i) waives any claim against Landlord in respect thereto, and (ii) agrees to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless against all claims for any loss or damage to any such personal property from any cause whatsoever, regardless of whether caused by Landlord’s act or omission, other than the negligence of Landlord or its employees, contractors or agents. The relationship between Landlord and Tenant constitutes an agreement to use the Storage Space subject to the terms and conditions herein only, and that neither such relationship nor the storage of any such personal property in the Building, including the Storage Space, shall constitute a bailment or create the relationship of bailor and bailee.

     (f) If less than all or substantially all of the Storage Space shall be damaged by fire or other casualty that renders it unusable by Tenant, the fee provided for herein shall be reduced pro rata (based on the ratio of the Storage Space that is usable and unusable) from the date such area becomes unusable until it again becomes usable. Landlord will cause the Storage Space to be repaired with due diligence to the extent of any insurance proceeds available for such repair. If all or substantially all of the Storage Space is damaged by fire or other casualty, Landlord may elect not to repair it and may terminate Tenant’s rights under this Section on written notice to Tenant (such termination to be effective as of the delivery of such notice to Tenant).

     (g) If all or any substantial part of the Storage Space is taken by eminent domain proceedings, then on written notice to the other, either party may terminate this Section and the lease of the Storage Space. If less than all or substantially all of the Storage Space is so taken, Landlord may by written notice to Tenant reduce the area leased hereunder to the extent of any partial taking and the fee charged for the Storage Space shall be equitably reduced based on the ratio of the Storage Space taken and not taken.

     (h) Tenant shall comply with all Legal Requirements governing the use and occupation of the Storage Space. Tenant covenants not to suffer any waste, damage, disfigurement, or injury to the Storage Space or any other part of the Building, and Tenant specifically covenants not to store in the Storage Space any Hazardous Materials, or any other materials that in Landlord’s reasonable judgment are likely to result in higher premiums for the casualty insurance covering the Building.

     (i) Landlord reserves the following rights, exercisable without notice and without liability to Tenant, and Tenant hereby waives any claims of an eviction, constructive or actual, or of disturbance of Tenant’s use or possession of the Storage Space, or for setoff or abatement hereunder, in each case by reason of Landlord’s exercise of these rights:

          (i) To retain at all times and to use in appropriate instances keys to all doors within and into the Storage Space. No locks on these doors shall be changed without the prior written consent of Landlord. This provision shall not apply to Tenant’s safes or other areas maintained by Tenant for the safety and security of monies, securities, negotiable instruments, or like items or areas containing proprietary items or information.

          (ii) To make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter on the Storage Space and, during the continuation of any such work, to temporarily close doors, entryways, public spaces, and corridors in the Building and to interrupt or temporarily suspend services and facilities without liability, cost, or abatement of the fee.

          (iii) To enter the Storage Space in lawful manner for any other lawful purpose.

     (j) Rules and Regulations. Tenant shall perform, observe, and comply with the Rules and Regulations of the Building that form a part of this Lease, to the extent they may affect use of the Storage Space, as the same may be amended from time to time by Landlord. Tenant shall make no alterations or improvements to the Storage Space without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

     (k) Keys. If keys are supplied by Landlord to Tenant in connection with the rights granted herein, Tenant shall surrender such keys to Landlord on the termination of Tenant’s rights under this Section.

     (l) Subordination. The subordination of this Section and rights of Tenant granted herein to any mortgages, deeds of trust, or ground leases now or hereafter placed against the Building shall be governed by the provisions of Section 21 of this Lease. Tenant agrees to execute and deliver a certificate in respect to this Section similar to the certificates required by Section 25.4 of this Lease at any time any certificate under such Section 25.24 is required.

     (m) Reduction. Tenant may, at its option, reduce the total square footage comprising the Storage Space by giving Landlord a sixty (60) day written notice of reduction desired. Tenant agrees that any such reduction that will require an alteration of the existing demising walls shall be completed by Landlord at Tenant’s expense.

     (n) Cancellation. Tenant may cancel this Section at any time for any reason by giving Landlord a thirty (30) day notice of cancellation.

     (o) Surrender. Upon the expiration or earlier termination of this Lease or upon the earlier termination or cancellation of this Section, Tenant shall surrender the Storage Space to Landlord in the same condition that the Storage Space was in when delivered to Tenant, subject to ordinary wear and tear, broom swept and free and clear of all of Tenant’s property, equipment and debris.

     (p) Balance of the Lease. Whenever either party exercises a right granted in this Section to terminate or cancel this Section 25.24, or this Section 25.24 is terminated or expires in accordance with its terms, such cancellation, termination, or expiration shall in no way affect the validity and status of the balance of this Lease, which shall remain in full force and effect without change.

     25.25 LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM TO WHICH THEY OR ANY OF THEM MAY BE A PARTY ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT UNDER THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE. IT IS UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS. THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE BY LANDLORD AND TENANT, AND EACH PARTY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. LANDLORD AND TENANT ACKNOWLEDGE AND AGREE THAT THIS PROVISION IS A SPECIFIC AND MATERIAL ASPECT OF THIS LEASE. LANDLORD AND TENANT EACH REPRESENT THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, AND THAT IT HAS HAD AN OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

     26. CONTRACTION.

          26.1 Notwithstanding anything in the Lease to the contrary, Tenant shall have the one-time right, exercisable at its option, to terminate the Lease for all, and only all, of the tenth (10th) floor space of the Premises (“Termination Option”) with such termination to be effective at any time after the expiration of Lease Year 5 (the actual termination date hereinafter referred to the “10th Floor Early Termination Date”). The Termination Option may be only exercised by Tenant by providing Landlord with not less than twelve (12) months written notice and paying Landlord, prior to the 10th Floor Early Termination Date, a termination fee in an amount equal to the sum of the unamortized amounts of the Renovation Improvements Allowance and the brokerage commissions payable in connection with the Lease, all as allocable to the space terminated on a square foot basis and using a nine percent (9%) amortization rate and 12.5-year amortization term. On or before the 10th Floor Early Termination Date Tenant shall surrender the tenth (10th) floor space to Landlord in the condition required for the surrender of the Premises on the expiration or earlier termination of this Lease. Promptly after the 10th Floor Early Termination Date, Landlord and Tenant shall promptly execute and deliver an amendment to this Lease setting forth any necessary conforming modifications to Section 1.2, Section 3 and Section 14.1(k) of this Lease (it being acknowledged that Section 14.1(k) shall be deleted from this Lease). Tenant shall have no right to terminate this Lease in accordance with this Section if Tenant is in default of any of its obligations under this Lease, past any applicable notice and cure period, on the date Tenant exercises such termination right or on the effective date of termination.

          26.2 Tenant’s rights under this Section 26 shall not be exercisable by any subtenant of Tenant.

     27. EXPANSION.

          27.1 Tenant shall have the right (the “First Offer Right”) to lease any office space in the Building at such time as any such space becomes available during the Lease Term (the “First Offer Space”); provided, however, that such First Offer Right shall be subject to the rights of existing tenants (i.e., tenants with leases for portions of the Building as of the date of this Lease), or the renewal and expansion rights of future tenants (i.e., tenants with leases for portions of the Building executed after the date of this Lease). The rights of existing tenants in any of the First Offer Space are set forth in Exhibit V attached to this Lease as a part hereof. The annual base rent for any space leased by Tenant pursuant to the First Offer Right shall be equal to the FMV Rental Rate determined in accordance with Section A.1(d) and (e) of the Rider No. 1 to this Lease. The annual base rent for the First Offer Space shall be payable in equal monthly installments at the times and in the manner as provided with respect to and in addition to, the monthly installments of the annual base rent set forth in Section 3.1 of this Lease. For purposes hereof, if the lease of an existing tenant expires and the lease contains no further rights to renew the term, and no other tenant has rights to the space, the space shall be deemed to have become “available” on the expiration or earlier termination of the term thereof.

          27.2 Before the First Offer Space is offered to the public or any other tenant of the Building and at least one hundred twenty (120) days before such space is expected to become available, Landlord shall notify Tenant in writing of the date or dates that all or any portion of the First Offer Space shall become available, and Tenant shall have a period of twenty (20) days in which to notify Landlord in writing of Tenant’s intention to exercise its First Offer Right and to occupy and lease that portion of the First Offer Space so offered. If Tenant fails to notify Landlord within the applicable period of Tenant’s intention to lease and occupy all or a part of the First Offer Space (Tenant shall have the right to lease less than all of the First Offer Space only if, in Landlord’s reasonable determination, the remaining space retains a reasonably marketable configuration and size), Landlord shall be free for a period of one (1) year after the expiration of such period to offer the First Offer Space to the public and to enter into a lease or leases for all or any portion thereof on such terms as Landlord in its sole and absolute subjective discretion deems appropriate. If Landlord does not enter into a lease for such space with another tenant or Landlord is not involved in ongoing or continuing negotiations with a prospective tenant for such space at the end of such one (1) year period, Landlord shall again offer such space to Tenant. Landlord’s obligation to deliver the First Offer Space shall be subject to the condition that the existing tenant shall have vacated the space. The date for delivery of the space to Tenant shall automatically extend for a period of time equal to the period for which an existing tenant remains in the space beyond its lease term. Landlord shall use diligent efforts to remove such holdover tenant.

          27.3 The exercise by Tenant of the First Offer Right and the leasing of all or any portion of the First Offer Space shall be on and subject to the following terms and conditions:

               (a) Tenant shall not be entitled to exercise the First Offer Right, or to lease the First Offer Space, if on the date on which Landlord would be obligated to notify Tenant that the First Offer Space shall become available as described in Section 27.2 above or at any time thereafter prior to the commencement of the term of such First Offer Space, this Lease is not in full force and effect or Tenant is in default, violation, or breach of any term, condition or obligation imposed on Tenant by the Lease, unless the same is expressly waived by Landlord in writing.

               (b) On the exercise of Tenant’s First Offer Right, the lease by Tenant of the First Offer Space shall commence on the earlier date (the “First Offer Space Commencement Date”) of (i) sixty (60) days after the date on which such space is vacated by its former tenant, or (ii) Tenant’s occupancy of all or any portion of the First Offer Space, and shall continue through the balance of the Lease Term, under and subject to the terms of the Lease, with the same force and effect as though the Lease had originally provided for the rental of the First Offer Space. The annual rent applicable to the First Offer Space shall be adjusted as of the first day of any Renewal Term in accordance with Section A.(1) of Rider No. 1 to this Lease. Tenant shall also pay as additional rent its pro rata share of Operating Expenses and Real Estate Taxes attributable to the First Offer Space in accordance with the terms and conditions of this Lease.

               (c) The First Offer Space shall be delivered to Tenant in an “AS IS” condition, potentially including any existing tenant improvements made for the original tenant in the condition such improvements exist at the time of Tenant’s exercise of the First Offer Right, although Landlord shall use commercially reasonable efforts to enforce any restoration or removal clauses set forth in the lease of such original tenant. Any improvements to the First Offer Space shall be made in accordance with Sections 9.1 and 9.2 of this Lease.

               (d) From and after the First Offer Space Commencement Date, all references in the Lease to the Premises shall, for all purposes of this Lease, be deemed to mean both the aggregate Rentable Area of the Premises and of the First Offer Space, and Tenant’s attributable share of the common facilities. Tenant’s share of Operating Expenses and Real Estate Taxes shall be adjusted accordingly to reflect the leasing of the First Offer Space.

          (e) Except as otherwise expressly provided in this Section 27, from and after the First Offer Space Commencement Date, all of the covenants and agreements set forth in this Lease shall apply to the First Offer Space.

          27.4 Tenant’s rights under this Section 27 are personal to and may be exercised only by the initial Tenant hereunder and shall not be exercisable by any assignee or subtenant of such initial Tenant.

     28. PURCHASE OPTION.

          28.1 Tenant shall have the right of first refusal to purchase the Building on the following terms and conditions:

               (a) If (i) Landlord receives an unsolicited offer to purchase the Building (whether by sale of the Building as an asset or by sale or transfer of 100% of the ownership interests in the entity that constitutes the Landlord [or similar transfer if the primary purpose of such sale or transfer of ownership interests, instead of the sale of the Building as an asset, is to avoid the payment of Maryland and Baltimore City transfer and recordation taxes]) and (ii) Landlord intends to accept such offer (hereinafter referred to as an “Acceptable Offer”), then Landlord shall send to Tenant a duplicate copy of the Acceptable Offer together with a notice stating that Landlord intends to accept such Acceptable Offer (the “Offer Notice”). Within ten (10) business days of Landlord’s giving Tenant an Offer Notice, Tenant shall have the right to advise Landlord in writing that Tenant desires to purchase the Building in accordance with the terms and conditions of the Acceptable Offer.

               (b) If Tenant timely advises Landlord that it desires to purchase the Building in accordance with the terms and conditions of the Acceptable Offer, Landlord and Tenant shall enter into a contract of sale for the Building in accordance with the terms and conditions of the Acceptable Offer within thirty (30) days of Tenant notifying Landlord that it desires to purchase the Building. The contract of sale shall provide, among other things, that the Lease shall terminate as of the day of settlement of the contract of sale, with all rent payable under the Lease to be adjusted as of such date unless Tenant elects that the sale shall be subject to the terms, covenants, and conditions of the Lease other than the provisions of this section.

               (c) If: (i) Tenant timely advises Landlord that Tenant does not desire to purchase the Building in accordance with the terms and conditions of the Acceptable Offer, (ii) Tenant does not advise Landlord within ten (10) business days of Landlord’s giving Tenant an Offer Notice that it desires to purchase the Building in accordance with the terms and conditions of the Acceptable Offer, or (iii) Landlord and Tenant fail to enter into a contract of sale for the Building in accordance with the terms and conditions of the Acceptable Offer within the thirty (30) day time period therefor under subsection (b) above, then Landlord shall have the unrestricted and unfettered right to enter into a contract of sale for, and to actually sell, transfer and convey, the Building to any party on terms and conditions acceptable to Landlord in the exercise of Landlord’s sole and absolute subjective discretion.

               (d) Tenant shall have no right to exercise any rights under this Section 28.1 to purchase the Building if Tenant is in default of any of its obligations under this Lease, past any applicable notice and cure period, on the date Tenant notifies Landlord that it desires to purchase the Building in accordance with the Acceptable Offer pursuant to subsection (b) above or at any time thereafter prior to the closing under any contract of sale.

          28.2 (a) If, during the Lease Term, Landlord intends to sell the Building as a single asset (i.e., a transaction that does not involve the sale, conveyance or transfer of the Building and the sale, conveyance or transfer of other real estate [other than the Building] owned by Landlord or one of Landlord’s Affiliates [as defined below] pursuant to a single transaction) (whether by sale of the Building as an asset or by sale or transfer of 100% of the ownership interests in the entity that constitutes the Landlord [or similar transfer if the primary purpose of such sale or transfer of ownership interests, instead of the sale of the Building as an asset, is to avoid the payment of Maryland and Baltimore City transfer and recordation taxes), Landlord shall notify Tenant of Landlord’s intent to sell the Building (the “Sale Notice”) and include in such Sale Notice the purchase price at which Landlord desires to sell the Building (the “Target Asking Price”). Landlord and Tenant shall have fifteen (15) business days to negotiate the terms and conditions of a contract of sale for the purchase and sale of the Building, which negotiations shall be conducted in good faith. If the parties agree within such fifteen (15) business day period on the fundamental terms and conditions of the purchase and sale of the Building, the parties shall use reasonable, good faith efforts to execute and deliver a contract of sale for the Building within twenty (20) business days after the expiration of the initial fifteen (15) business day period. If the parties fail to execute a contract of sale for the Building within such twenty (20) business day period despite the exercise of such reasonable, good faith efforts, Landlord shall thereafter have the unrestricted and unfettered right to negotiate to sell, transfer and convey, and to actually sell, transfer and convey, the Building to any party on terms and conditions acceptable to Landlord in the exercise of Landlord’s sole and absolute subjective discretion. Notwithstanding Landlord’s right and ability to sell, transfer and convey the Building, and negotiate therefor, as set forth in the preceding sentence, Landlord shall continue to review offers (but shall have no obligations whatsoever to accept or negotiate such offers) made by Tenant prior to executing a contract of sale for the Building with a third party. As used in this Section 28 and in Section 4.1 of this Lease, “Affiliate” shall mean any corporation, limited liability company, association, trust, or partnership (i) that Controls (as herein defined) Landlord, (ii) that is under the Control of Landlord through stock or membership or partnership interest ownership or otherwise or (iii) that is under common Control with Landlord. As used in this Section 28, “Control”, “Controls” or “Controlled” shall mean the power to directly or indirectly influence the direction, management, or policies of Landlord or such other entity.

               (b) Tenant shall have no right to exercise any rights under this Section 28.2 to purchase the Building if Tenant is in default of any of its obligations under this Lease, past any applicable notice and cure period, on the date Tenant receives the Sale Notice or at any time thereafter prior to the closing under any contract of sale.

          28.3 Tenant’s rights under this Section 28 are personal to and may be exercised only by the initial Tenant hereunder and shall not be exercisable by any assignee (other than an assignee by merger, consolidation or other corporate reorganization of Tenant) or subtenant of such initial Tenant.

          28.4 Tenant’s rights under this Section 28 shall not be applicable to: (i) a sale, conveyance or transfer of any partnership or other equity interest of the entity that constitutes the Landlord or the sale, conveyance or transfer of any of the equitable interests in any of the entities holding, either directly or indirectly, an equitable interest in Landlord, except that Tenant’s rights under this Section 28 shall be applicable to a sale, conveyance or transfer of 100% of the partnership or other equity interests of the entity that constitutes the Landlord (or a similar transfer if the primary purpose of such sale or transfer of partnership or other equity interests, instead of the sale of the Building as an asset, is to avoid the payment of Maryland and Baltimore City transfer and recordation taxes), (ii) a transaction that involves the sale, conveyance or transfer of the Building (or 100% of the partnership or other equity interests of the entity that constitutes the Landlord [or similar transfer if the primary purpose of such sale or transfer of ownership interests, instead of the sale of the Building as an asset, is to avoid the payment of Maryland and Baltimore City transfer and recordation taxes) that also includes a sale, conveyance or transfer of other real estate (other than the Building) or other partnership or other equity interests owned by Landlord or one of Landlord’s Affiliates, (iii) a transaction that involves the sale, conveyance or transfer of the Building (or 100% of the partnership or other equity interests of the entity that constitutes the Landlord) to an entity that is an Affiliate of Landlord, (iv) any condemnation or eminent domain action or proceeding by any governmental or quasi-governmental authority for any public or quasi-public use or purpose, including a sale thereof under threat of such a taking or (v) any foreclosure proceeding or sale or any sale in lieu of a foreclosure.

          28.5 Subject to any confidentially restrictions in the contract of sale, if Landlord executes and delivers a contract of sale for the sale of the Building with a party other than Tenant, Landlord shall provide written notification of such event not less than five (5) business days after the full execution and delivery of the contract of sale.

          28.6 If Tenant does not purchase the Building in accordance with the provisions of this Section 28.1 and Landlord sells, conveys, or transfers the Building to another person or entity, such sale shall be subject to the terms, covenants, and conditions of the Lease; including the provisions of this Section 28; provided, however, that the provisions of this Section 28 shall terminate upon, and shall thereafter be of no further force or effect after, any sale, transfer or conveyance made pursuant to any condemnation or eminent domain action or proceeding by any governmental or quasi-governmental authority for any public or quasi-public use or purpose, including a sale thereof under threat of such a taking, but only with respect to that portion of the Building subject to such sale, transfer or conveyance.

     29. GUARANTY. As a material inducement to Landlord to enter into this Lease with Tenant, T. Rowe Price Group, Inc. (“Guarantor”) has executed and delivered to Landlord a Guaranty of Lease in the form attached as Exhibit CC, and Landlord is relying upon such inducement in making this Lease with Tenant. Tenant shall notify Landlord of any merger, dissolution or other event terminating the legal existence of the Guarantor within ten (10) days after the occurrence of any such merger, dissolution or other event.

[SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the specific intention of creating a document under seal on or as of the day and year first above written.

WITNESS:	EAST PRATT STREET ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	Boston Properties LLC, a Delaware limited liability company, its general partner

	By:	Boston Properties Limited Partnership, a Delaware limited partnership, its Managing Member

	By:	Boston Properties, Inc., a Delaware corporation, its General Partner

/s/ Ann B. Dumont	By: /s/ E. Mitchell Norville ( SEAL)

Name: E. Mitchell Norville
Title: Senior Vice President

WITNESS:	T. ROWE PRICE ASSOCIATES, INC.

By: /s/ Mark B. Ruhe (SEAL)

Name: Mark B. Ruhe
Title: Vice President

The undersigned, Boston Properties Limited Partnership,
hereby joins in the execution and delivery of this Lease
solely for the purposes of acknowledging and agreeing to
its guaranty obligations expressly set forth in Section 9.4(h)
of this Lease.

BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Boston Properties, Inc., a Delaware corporation, its General Partner

By:	/s/ E. Mitchell Norville ( SEAL)

Name:	E. Mitchell Norville
Title:	Senior Vice President

RIDER NO. 1

     THIS RIDER NO. 1 is attached to and made a part of that certain Amended, Amended and Consolidated Lease Agreement dated November 9, 2004 (the “Lease”), by and between EAST PRATT STREET ASSOCIATES LIMITED PARTNERSHIP (“Landlord”) and T. ROWE PRICE ASSOCIATES, INC. (“Tenant”). The terms used in this Rider that are defined in the Lease have the same meanings as provided in the Lease.

     WITNESSETH, that for and in consideration of the parties entering into the Lease Agreement described above, and for other good and valuable consideration, and intending to be legally bound hereby, the parties further covenant and agree as follows:

Renewal Options.

          (1) Landlord hereby grants to Tenant the conditional right, exercisable at Tenant’s option, to renew the term of the Lease for two (2) additional terms of five (5) years each. If exercised and if the conditions applicable thereto have been satisfied, each renewal term (a “Renewal Term”) shall commence immediately following the end of the term then ending. The right of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

               (a) Tenant shall exercise its right of renewal with respect to each Renewal Term by giving Landlord written notice of the exercise thereof (the “renewal option notice”) not less than twenty-four (24) months and not more than thirty-six (36) months prior to the term then ending. If a renewal option notice is not given in a timely manner, Tenant’s right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect. If Tenant is in default under the Lease beyond any applicable notice and cure period, on the date the renewal option notice is given or at any time thereafter on or before the commencement date of the Renewal Term, then, at Landlord’s option, the renewal option notice shall be ineffective and Tenant’s right of renewal as to the Renewal Term shall lapse and be of no further force or effect.

               (b) Tenant’s right to exercise its options to renew shall not be conditioned on a minimum occupancy level of the Premises (i.e., Tenant may have subleased all or any portion of the Premises in accordance with the terms and conditions of the Lease and shall still retain its right to renew as set forth herein).

               (c) Tenant shall have the right to renew the Lease Term in accordance with this Section A for less than the entire Premises provided that: (x) (i) the renewal Premises shall be for no less than two (2) full floors if the renewal Premises consists of the bottom of the low-rise portion of the Building up, plus the TRP Lobby Space or (ii) the renewal Premises shall be for no less than five (5) full floors if the renewal Premises are from the top of the low-rise portion of the Building down; (y) the floors of the Building subject to the renewal are contiguous; and (z) all portions of the renewal Premises are in full-floor increments. Notwithstanding anything in Section 24.1 of the Lease to the contrary, if Tenant renews for less than the entire Premises, then (i) the maximum number of parking permits allocated to Tenant in the first sentence of Section 24.1 of the Lease shall be reduced by one (1) parking permit for every One Thousand (1,000) square feet of Rentable Area that the Premises for which Tenant has renewed the Lease is less than the square feet of Rentable Area contained in the original Premises described in Section 1.2 of the Lease, and (ii) the minimum number of parking permits Tenant is required to lease pursuant to the second sentence of Section 24.2 of the Lease shall be reduced by one (1) parking permit for every One Thousand (1,000) square feet of Rentable Area that the Premises for which Tenant has renewed the Lease is less than the square feet of Rentable Area contained in the original Premises described in Section 1.2 of the Lease. Notwithstanding anything in the Lease to the contrary, if Tenant renews for less than the entire original Premises described in section 1.2 of the Lease, Tenant shall not longer have exclusive use of the Low-Rise Elevators and Landlord and Tenant shall agree on reasonable terms and conditions for the use of, and the allocation of the costs and expenses for maintaining, repairing and replacing, the Low-Rise Elevators. Landlord and Tenant shall promptly execute and deliver an amendment to this Lease evidencing their agreement on such terms and conditions relating to the use and maintenance of the Low-Rise Elevators.

               (d) Promptly following Landlord’s timely receipt of a renewal option notice for a Renewal Term, Landlord and Tenant shall commence negotiations concerning the amount of annual base rent that shall be payable during each year of the Renewal Term, it being intended that such annual base rent shall be equal to the then prevailing fair market rent for the Premises (“FMV Rental Rate”). The parties shall have forty-five (45) days after Landlord’s receipt of the renewal option notice in which to agree on the FMV Rental Rate that shall be payable during each year of the Renewal Term. The parties shall be obligated to conduct such negotiations in good faith. Among the factors to be considered by the parties during such negotiations shall be (i) the general office rental market in the Baltimore City, Maryland area, (ii) rental rates then being obtained (or quoted if comparables are not readily available) by other building owners for office buildings of comparable size, location, quality, and age to the Building in the Baltimore City, Maryland area, (iii) the rental rates then being obtained by Landlord for comparable office space, in “AS IS, WHERE IS, WITH ALL FAULTS” condition, in the Building, (iv) escalations and pass throughs provided in the Lease, (v) concession packages then being obtained (or offered if comparables are not readily available) by other building owners for office buildings in the Baltimore City, Maryland area of comparable size, location, quality and age to the Building, and (vi) concession packages then being obtained by Landlord for comparable office space in “AS IS, WHERE IS, WITH ALL FAULTS” condition in the Building. If the parties agree on the base rent payable during each year of the Renewal Term and any concession prevailing at such time, they shall promptly execute and deliver an amendment to the Lease stating the rent so agreed on.

               (e) If, during such forty-five (45) day period referred to in subparagraph (d) above, the parties are unable to agree on the FMV Rental Rate payable during each year of the Renewal Term, then the FMV Rental Rate for each year of the

Renewal Term shall be determined in accordance with the appraisal procedure set forth in this subparagraph (e). Within ten (10) days after the expiration of such forty-five (45) day period, the parties shall appoint an appraiser who shall be mutually agreeable to both Landlord and Tenant, shall be a Member, Appraisal Institute, and shall be knowledgeable in office rentals in the Baltimore City, Maryland market. If the parties are unable to agree on an appraiser within such ten (10) day period, then each party, within five (5) days after the expiration of the aforesaid ten (10) day period, shall appoint an appraiser (with the same qualifications) and the two (2) appraisers shall together appoint a third appraiser with the same qualifications. The appraiser or appraisers so appointed then shall determine, within sixty (60) days after the appointment of such appraiser or appraisers, the then FMV Rent for each year of the Renewal Term for the Premises. Among the factors to be considered by the appraiser(s) in determining the FMV Rental Rate for each year of the Renewal Term for the Premises shall be those factors set out in subparagraph (d) above. The figure arrived at by the appraiser (or the average of the figures arrived at by the three appraisers, if applicable) shall be used as the fair market base rent for such renewal term. If the three appraiser method is chosen, then if any appraiser’s estimate of FMV Rental Rate is either (x) less than ninety percent (90%) of the average figure or (y) more than one hundred ten percent (110%) of such average, then the FMV Rental Rate will be either (1) the average of the remaining two (2) appraisal figures falling within such a range of percentages, (2) the remaining appraisal that is within such range of percentages or (3) if none of the figures are within such range, the average of the three (3) appraisals. Landlord and Tenant shall each bear the cost of its appraiser and shall share equally the cost of the third appraiser.

               (f) During the Renewal Term, all the terms, conditions, covenants, and agreements set forth in the Lease shall continue to apply and be binding on Landlord and Tenant, except as otherwise set forth herein or in the Lease and that (i) the base rent payable during each year of the Renewal Term shall be the amount agreed on by Landlord and Tenant in the manner provided in Sections (d) and (e) above, and (ii) in no event shall Tenant have the right to renew the term of the Lease, or any renewal term thereof, beyond the expiration of the second (2nd) five-year Renewal Term.

          (2) Tenant’s rights under this Rider No. 1 to the Lease are personal to and may be exercised only by the initial Tenant hereunder and shall not be exercisable by any assignee or subtenant of such initial Tenant.

Initials of:

/s/	Mark B. Ruhe

Landlord	Tenant

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